Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
among
SENTINEL ACQUISITION CORPORATION,
SENTINEL ACQUISITION HOLDINGS INC.
and
GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
Dated as of March 2, 2011

TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

-iii-

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 2, 2011, among Sentinel Acquisition Holdings Inc., a Delaware corporation (“Parent”), Sentinel Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Global Defense Technology & Systems, Inc., a Delaware corporation (the “Company”).
WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Parent shall cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per share of the Company Common Stock of $24.25 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth herein;
WHEREAS, the Company Board has resolved to recommend that the holders of the Company Common Stock accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer and that they vote in favor of the adoption of this Agreement at any meeting of the stockholders of the Company held for such purpose;
WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger (the “Merger”) of Merger Sub into the Company, on the terms and subject to the conditions set forth herein;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company’s willingness to enter into this Agreement, Ares Corporate Opportunities Fund III, L.P. (the “Parent Equity Provider”) is delivering to the Company a guaranty in the form attached hereto as Exhibit A (the “Guaranty”);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, Contego Systems LLC (the “Key Stockholder”) is entering into a separate tender and voting agreement in the form attached hereto as Exhibit B (the “Tender Agreement”); and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;
NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.
THE OFFER AND THE MERGER
Section 1.01. The Offer.
(a) Subject to the conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, use commercially reasonable efforts to commence within three (3) Business Days (and in any event Merger Sub shall, and Parent shall cause Merger Sub to, commence within ten (10) Business Days), the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer are subject only to the conditions set forth in Exhibit C as such conditions may be modified in accordance with the express terms of this Agreement. The initial expiration date of the Offer shall be midnight (New York City time) on the twentieth (20th) business day following commencement of the Offer (determined using Rule 14d-1(g)(3) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)). Merger Sub expressly reserves the right in its sole discretion to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer, except that, without the written consent of the Company, Merger Sub shall not (i) reduce the number of shares of the Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit C or modify any condition set forth in Exhibit C in any manner adverse to the holders of the Company Common Stock, (v) except as otherwise provided in this Section 1.01(a), extend the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend the Offer in any manner adverse to the holders of the Company Common Stock. The parties hereto agree to cooperate in good faith to modify the terms of the Offer as and if required by the SEC. Notwithstanding any provision of this Agreement to the contrary, Merger Sub shall extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer); provided, however, that Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, extend the Offer beyond the Outside Date. In addition, unless this Agreement has been terminated in accordance with its terms, if at the otherwise scheduled expiration date of the Offer any condition to the Offer is not satisfied, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for one (1) or more consecutive increments of not more than ten (10) Business Days each (or for such longer period as may be agreed by the Company); provided, however, that Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, extend the Offer beyond the Outside Date. Upon the mutual written consent of the parties hereto, each in its sole discretion, Merger Sub shall extend the Offer on one or more occasions for an aggregate period of not more than ten (10) Business Days each to the extent that, on such expiration date, all conditions to the Offer are satisfied but the shares of Company Common Stock that have been validly tendered and not validly withdrawn pursuant to the Offer, considered together with all other shares of Company Common Stock owned by Parent and its subsidiaries, shall constitute less than ninety percent (90%) of the outstanding shares of Company Common Stock. If all of the conditions set forth in Exhibit C are satisfied but the number of shares of the Company Common Stock that have been validly tendered and not withdrawn in the Offer and accepted for payment, together with any shares of the Company Common Stock then owned by Parent or Merger Sub, is less than ninety percent (90%) of the outstanding shares of the Company Common Stock, Merger Sub may in its sole discretion make available one (1) or more “subsequent offering periods”, in accordance with Rule 14d-11 of the Exchange Act, of not less than ten (10) Business Days and not more than twenty (20) Business Days in the aggregate for all subsequent offering periods. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of Tax pursuant to Section 2.02(h)) all shares of the Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer (as it may be extended and re-extended in accordance with this Section 1.01(a)). Nothing contained in this Section 1.01(a) shall affect any termination rights in Article VIII.
(b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC, pursuant to and in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the “Offer Documents”). Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of the Company Common Stock as and to the extent required by the Exchange Act. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents or reasonably requested by Parent and Merger Sub for inclusion therein. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein; and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and the Offer Documents, as so amended or supplemented, to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Merger Sub shall provide the Company and its counsel copies of any written comments, and shall inform the Company and its counsel of any oral comments or discussions, that Parent, Merger Sub or their counsel may receive from or engage in with the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or the commencement or occurrence of any such discussions. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company or its counsel.
(c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of the Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(d) Merger Sub shall not terminate the Offer prior to any scheduled expiration thereof without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Article VIII. In the event that this Agreement is terminated pursuant to Article VIII prior to any scheduled expiration thereof, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the purchase of shares of the Company Common Stock in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of the Company Common Stock to the registered holders thereof.
Section 1.02. Company Actions.
(a) The Company hereby consents to and approves of the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).
(b) The Company shall file with the SEC, as promptly as practicable after the filing by Parent of the Offer Documents (and in any event within ten (10) Business Days thereafter), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) describing, subject to Section 5.03(c), the recommendations referred to in Section 3.04(b), and shall mail the Schedule 14D-9 to the holders of the Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9 or reasonably requested by the Company for inclusion therein. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel copies of any written comments and shall inform Parent and its counsel of any oral comments or discussions that the Company or its counsel may receive from or engage in with the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or the commencement or occurrence of any such discussions. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and the Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel. Subject to Section 5.03(c), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board contained in the Schedule 14D-9.

(c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of the Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of the Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request of the Company, return to the Company or destroy all copies of such information then in their possession or control.
Section 1.03. Top-Up Option.
(a) Subject to Section 1.03(b) and Section 1.03(c), the Company grants to Merger Sub an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to the provisions hereof, to purchase from the Company that number of shares of the Company Common Stock equal to the number of shares of the Company Common Stock that, when added to the number of shares of the Company Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent at the time of exercise of the Top-Up Option, constitutes at least one share of the Company Common Stock more than 90% of the shares of the Company Common Stock that would be outstanding immediately after the issuance of all shares of the Company Common Stock to be issued upon exercise of the Top-Up Option (such shares of the Company Common Stock to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).
(b) The Top-Up Option shall be exercised by Merger Sub during the five-Business Day period following the time at which shares of the Company Common Stock are first accepted pursuant to the Offer, or if any subsequent offering period is provided, during the five-Business Day period following the expiration date of such subsequent offering period; provided that, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable (i) to the extent that the number of shares of the Company Common Stock issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares (treating shares owned by the Company as treasury stock as unissued) of the Company Common Stock that are not reserved or otherwise committed to be issued, (ii) if any Law or Judgment then in effect shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares, and (iii) unless Parent or Merger Sub has accepted for payment all shares of the Company Common Stock validly tendered in the Offer and not withdrawn. The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) valid termination of this Agreement in accordance with Article VIII. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by Merger Sub, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall be fully secured by the Top-Up Shares (to the extent not prohibited by applicable Law), shall be full recourse against Parent and Merger Sub, shall bear interest at the rate of three percent (3%) per annum, shall mature on the first (1st) anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement may be exercised only once and shall not be assigned by Merger Sub. Any attempted assignment in violation of this Section 1.03(b) shall be null and void.

(c) In the event that Merger Sub shall exercise the Top-Up Option, Merger Sub shall deliver to the Company written notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Sub intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Sub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that, promptly following such exercise of the Top-Up Option, Merger Sub shall consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 6.01(b). The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of the Top-Up Shares, Parent and Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Sub the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 9.02, and if not so consummated on such day, as promptly thereafter as possible. The parties hereto further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 6.01(b), subject to applicable Law, as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares. Parent, Merger Sub and the Company shall cooperate to ensure that any issuance of the Top-Up Shares is accomplished in a manner consistent with all applicable Laws.
(d) Parent and Merger Sub understand that the Top-Up Shares will not be registered under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents and warrants to the Company that Merger Sub is, and will be upon any exercise of the Top-Up Option, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities Laws.
(e) Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company agree and acknowledge that, in any appraisal proceeding under Section 262 of the DGCL with respect to Appraisal Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Shares or any cash or promissory note delivered by Merger Sub to the Company in payment for such Top-Up Shares should be considered in connection with the determination of the fair value of the Appraisal Shares in accordance with Section 262 of the DGCL.

Section 1.04. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
Section 1.05. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia, at 9:00 a.m. (Eastern Time) on the second (2nd) Business Day following the satisfaction (or, to the extent permitted by Law, waiver by all parties hereto) of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time and date as shall be agreed upon in writing among Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
Section 1.06. Effective Time. On the Closing Date or as soon as practicable thereafter, the parties hereto shall duly file with the Secretary of State of the State of Delaware a certificate of merger or certificate of ownership and merger, as the case may be (in either such case, the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time that the Merger becomes effective being the “Effective Time”).
Section 1.07. Effects. The Merger shall have the effects set forth in the DGCL, including as set forth in Section 259 thereof.
Section 1.08. Certificate of Incorporation and Bylaws.
(a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit D and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(b) The Bylaws of the Merger Sub as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.07) shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
Section 1.09. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
Section 1.10. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II.
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 2.01. Effect on Capital Stock. At the Effective Time and subject to the provisions of this Agreement, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Merger Sub:
(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of the Company Common Stock issued prior to the Effective Time that is owned by the Company, Parent or Merger Sub shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
(c) Conversion of the Company Common Stock.
(i) Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of the Company Common Stock shall be converted into the right to receive the Offer Price, in cash and without interest.
(ii) The cash payable upon the conversion of shares of the Company Common Stock pursuant to Section 2.01(c)(i) is referred to collectively as the “Merger Consideration”. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, representing any such shares of the Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.02, without interest.
(iii) As provided in Section 2.02(h), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Laws.
(iv) Adjustment Events. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into, or exchanged for, a different number or class of shares by reason of any stock dividend, split, combination, subdivision or reclassification of shares, reorganization, recapitalization or other similar transaction, then the Merger Consideration payable per share of Company Common Stock shall be adjusted to the extent appropriate to fairly reflect the effects of such transaction.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of the Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c). At the Effective Time, all the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except that the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without any interest thereon, as provided in Section 2.01(c) upon the surrender of the Certificates formerly evidencing such shares. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of the Company Common Stock. The Company shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
Section 2.02. Exchange of Certificates.
(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates. Prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent to be held in trust for the benefit of holders of Certificates all of the cash necessary to pay for the shares of the Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). Any and all interest or other amounts earned with respect to such funds shall be for the account of and turned over to Parent in accordance with Section 2.02(d). Parent shall, or shall cause the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount equal to any deficiency in the amount required to make such payment.

(b) Exchange Procedure. Promptly after the Effective Time (and in any event within five (5) Business Days), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented shares of the Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates, or affidavits of loss in lieu thereof as provided in Section 2.02(g), to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration into which the shares of the Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of Merger Consideration, without interest, into which the shares of the Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.
(c) No Further Ownership Rights in the Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of the Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. At the Effective Time the stock transfer books of the Surviving Corporation shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holder of the Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of its claim for Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.
(e) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash that would otherwise have been payable in respect of any Certificate from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law and immediately prior to such date, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall be paid to, or as directed by, Parent. In no event, however, shall such investment or any such payment of interest or income delay the receipt by holders of Certificates of the Merger Consideration, or otherwise impair such holders’ rights hereunder.
(g) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.
(h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including any payments made pursuant to the Offer and any payments made in respect of the Appraisal Shares) to any holder of shares of the Company Common Stock or any holder of Company Restricted Stock or Company Employee Stock Options, such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Company Common Stock or the holder of Company Restricted Stock or Company Employee Stock Options, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (i) the Company SEC Documents filed with the SEC and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (ii) the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub that:
Section 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full power and authority and possesses all governmental licenses, franchises, permits, authorizations and approvals necessary to own, lease or otherwise hold and operate its properties and other assets and to conduct its businesses as presently conducted, except where the failure to be so organized, existing or in good standing or have such power or authority or possess such governmental licenses, franchises, permits, authorizations or approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.02. Company Subsidiaries; Equity Interests.
(a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary, its jurisdiction of organization and each jurisdiction in which such Company Subsidiary is qualified or licensed to do business.
(b) All of the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.
(c) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interest in any person.
Section 3.03. Capital Structure.
(a) The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”, and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on March 1, 2011 (the “Measurement Date”), (a) 9,243,812 shares of the Company Common Stock (which includes 132,380 shares of the Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, the “Company Restricted Stock”)) were issued and outstanding, (b) no shares of the Company Common Stock were held by the Company in its treasury, (c) 1,004,805 shares of the Company Common Stock were subject to outstanding Company Employee Stock Options) and 37,815 additional shares of the Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans and (d) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, and since the Measurement Date through the date hereof, no shares of capital stock or other voting securities of the Company were issued by the Company, except for shares of Company Common Stock issued upon the exercise or vesting of Company Employee Stock Options outstanding as of the Measurement Date. There are no outstanding stock appreciation rights linked to the price of Company Common Stock and granted under the Company Stock Plans or otherwise. All outstanding shares of the Company Common Stock are, and all such shares that may be issued prior to the Effective Time (including the Top-Up Shares) will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”) or any Contract to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, security, commitment, Contract, arrangement or undertaking or (iii) giving any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.
(b) Except as set forth above, there are no (i) restricted shares, restricted share units, stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any Company Subsidiary, (ii) voting trusts, proxies or other similar agreements or understandings to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound with respect to the voting of any shares of capital stock of the Company or any Company Subsidiary, or (iii) contractual obligations or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any Company Subsidiary.

Section 3.04. Authority; Execution and Delivery; Enforceability.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize this Agreement, subject, in the case of the Merger, to receipt of the Company Stockholder Approval if required by applicable Law. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present (in person or telephonically), duly and unanimously adopted resolutions (which resolutions have not been rescinded or modified) (i) authorizing and approving the execution, delivery and performance of this Agreement, (ii) approving and declaring advisable this Agreement, the Offer, the Merger and the other Transactions, (iii) determining that the terms of this Agreement, the Merger, the Offer and the other Transactions are advisable and fair to and in the best interests of the Company and the stockholders of the Company, (iv) subject to Section 5.03(c), recommending that the holders of the Company Common Stock accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer, (v) recommending that the Company’s stockholders adopt this Agreement, if required by applicable Law, (vi) stating the terms upon, including the time at and consideration for, which the Top-Up Shares may be acquired from the Company, and (vii) irrevocably approving for all purposes, to the maximum extent permitted by Law, (1) each of Parent, Merger Sub and their respective affiliates and (2) this Agreement, the Offer, the Merger and the other Transactions to exempt such persons, agreements and transactions from, and to elect for the Company, Parent and Merger Sub and their respective affiliates not to be subject to any “moratorium”, “control share acquisition”, “business combination”, “fair price”, or other form of anti-takeover Laws of any jurisdiction that may purport to be applicable to the Company, Parent, Merger Sub or any of their respective affiliates in connection with this Agreement, the Offer, the Merger and the other Transactions with respect to any of the foregoing. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or a result of this Agreement, the Tender Agreement, the Offer, the Merger or the other Transactions contemplated by this Agreement without any further action on the part of the stockholders of the Company or the Company Board. No “control share acquisition”, “fair price”, “moratorium” or other state takeover statute or similar Law applies or purports to apply with respect to this Agreement, the Offer, the Merger or any other Transaction.

(c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger, if required by applicable Law, is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock entitled to vote (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate the Offer or any other Transaction, other than the Merger.
Section 3.05. No Conflicts; Consents.
(a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Material Contract or material Government Contract, (iii) any loan or credit agreement, debenture, contract, lease, license, indenture, note, bond, mortgage, agreement, instrument, concession, franchise or other obligation, commitment or legally binding undertaking of any nature (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound (other than a Material Contract or material Government Contract) or (iv) subject to the filings and other matters referred to in Section 3.05(b), any Federal, state, local or foreign judgment, injunction, order, writ, ruling or decree (“Judgment”) or any Federal, state, local or foreign statute, law (including, common law), code, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (iii) and (iv) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, notice to, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative, regulatory or other governmental agency, authority or commission, other governmental entity or instrumentality or any non-governmental self-regulatory agency, authority or commission, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy or information statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), if such adoption is required by Law, (C) any information statement (the “Information Statement”) required under Rule 14f-1 in connection with the Offer and (D) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iii) such filings as may be required under any state securities Law, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) such filings as may be required in connection with the Taxes described in Section 6.10, (vi) such filings as may be required under the rules and regulations of the Nasdaq, (vii) such notices as may be required under the National Industrial Security Program Operating Manual (“NISPOM”) and (viii) such other items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Charter and the Company Bylaws, and the comparable organizational documents of each Company Subsidiary, in each case, as amended to the date of this Agreement. The Company is not in violation of any provision of the Company Charter or the Company Bylaws as of the date hereof.
Section 3.06. SEC Documents; Financial Statements; Undisclosed Liabilities.
(a) The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished, as applicable, by the Company since and including November 20, 2009, under the Securities Act and the Exchange Act (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).
(b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”), applicable to such Company SEC Document, each as in effect on the date so filed. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), except to the extent revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or that, individually or in the aggregate, would require an amendment, supplement or corrective filing of any such Company SEC Document.
(c) The Company has made available to Parent copies of all comment letters received from the SEC and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters. The Company has not received any written notice from the SEC that any of the Company SEC Documents is the subject of any ongoing review by the SEC.

(d) Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied as to form at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The accounting books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.
(e) None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except liabilities, obligations, conditions or circumstances (i) to the extent disclosed and provided for in the most recent financial statements included in the Filed Company SEC Documents or of a nature not required by GAAP to be reflected thereon, (ii) related to the future performance of any Contract or Government Contract, (iii) incurred or arising in the ordinary course of business since the date of the most recent financial statements included in the Filed Company SEC Documents or in connection with the Transactions, (iv) of a subject matter covered by any of the other representations and warranties set forth in this Agreement or (v) as would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.
(f) The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since November 20, 2009, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all known significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and have identified for the Company’s auditors any material weaknesses in internal controls, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
(g) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that transactions of the Company are being made only in accordance with the authorization of management and directors of the Company and that material information relating to the Company required to be disclosed in reports the Company files under the Exchange Act is recorded and made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
(h) There are no pending (A) formal or, to the knowledge of the Company, informal investigations of the Company by the SEC, (B) to the knowledge of the Company, inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board or (C) investigations by the Audit Committee of the Company Board regarding any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

Section 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time that such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the date that it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement, at the date such materials are first mailed to the Company’s stockholders and, if a Company Stockholder Meeting is required by applicable Law, at the time of such Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference therein.
Section 3.08. Absence of Certain Changes or Events. From September 30, 2010 through the date of this Agreement, (i) there has not been any event, effect, change, development, discovery, condition or occurrence that, individually or together with any other event, effect, change, development, condition, discovery or occurrence, has had or would reasonably be expected to have a Company Material Adverse Effect, and (ii) except in connection with this Agreement and the Transactions or as expressly contemplated or permitted by this Agreement, the Company and each Company Subsidiary has conducted its respective business in all material respects only in the ordinary course of business.
Section 3.09. Taxes.
(a) Each of the Company and each Company Subsidiary has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes shown to be due on such Tax Returns, or otherwise required to have been paid by the Company or any Company Subsidiary, have been paid or reserved for in accordance with Section 3.09(b). There are no material Liens for Taxes (other than Liens for Taxes not yet due and payable or being contested in good faith and reserved for in accordance with Section 3.09(b)) on the assets of the Company or any Company Subsidiary.
(b) The most recent financial statements included in the Filed Company SEC Documents reflect a reserve for all Taxes payable by the Company or the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the closing date of such financial statements to the extent required by GAAP.

(c) All Federal, state, local and foreign income Tax Returns of the Company and the Company Subsidiaries have been audited and settled, or are closed to further assessment of Tax, for all years through December 31, 2006. Except as would not reasonably be likely to be material, (i) no deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary that has not since been finally resolved, (ii) no audit or other proceeding with respect to Taxes due from the Company or any Company Subsidiary, or any Tax Return of the Company or any Company Subsidiary, is pending, being conducted or, to the knowledge of the Company, threatened by any Governmental Entity, and (iii) and no agreement has been entered into by or on behalf of the Company or any of the Company Subsidiaries that has the continuing effect of extending the statute of limitations for assessment of collection of any Tax for which the Company or any Company Subsidiary may be liable.
(d) The Company and each Company Subsidiary is, and for calendar years ending on or after December 31, 2006 has been, in compliance in all material respects with all Tax Laws relating to (i) the classification for Federal income Tax purposes of service providers as independent contractors or employees and (ii) Tax information reporting and withholding of all Taxes required to be withheld.
(e) Except for agreements solely among or between the Company and the Company Subsidiaries, none of the Company or the Company Subsidiaries is or has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement the principal purpose of which is or was the allocation of Tax liabilities, except for agreements that do not deal principally with the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such agreements (such as acquisition agreements, employment agreements, leases and loan agreements).
(f) None of the Company or any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (i) in a distribution of stock intended to qualify under Section 355 of the Code or (ii) in a distribution that violates Section 355(d) or (e) of the Code, in each case, in the five (5) years prior to the date of this Agreement.
(g) None of the Company or any Company Subsidiary has made or agreed to make, and is not required to make, any change in method of accounting previously used by it in any Tax Return filed by it, which change in method would require the Company or any Company Subsidiary to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision under state, local or foreign Tax Law) on any Tax Return for any taxable period that has not yet been filed, and no application is pending with any Governmental Entity requesting permission for the Company or any Company Subsidiary to make any change in any accounting method that would require such an adjustment. None of the Company or any Company Subsidiary has made or agreed to make any material adjustment under Section 482 of the Code (or similar provision under state, local or foreign Tax Law) on any Tax Return for any taxable period that has not yet been filed. None of the Company or any Company Subsidiary has entered into any closing agreement pursuant to Section 7121 of the Code, or any similar provision of state, local or foreign Law, the terms of which would apply to the computation of Tax liability on any Tax Return for any taxable period of the Company or any Company Subsidiary that has not yet been filed.

(h) The Company has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(i) None of the Company or any Company Subsidiary has been a beneficiary of or participated in any “reportable transaction” described in Treasury Regulations Section 1.6011-4(b) that was, is, or to the knowledge of the Company will be, required to be disclosed under Treasury Regulations Section 1.6011-4.
(j) None of the Company or any Company Subsidiary has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), other than as a result of being included in consolidated, combined, unitary or similar filings of a group of entities of which the Company was the common parent.
(k) For purposes of this Agreement:
(i) “Tax” or “Taxes” means any tax or duty or similar governmental fee, levy, assessment or charge, of any kind whatsoever, imposed by a Governmental Entity together with any penalties, additions to tax or additional amounts arising with respect to the foregoing, and any interest on any of the foregoing.
(ii) “Tax Return” means any return, declaration, report, claim for refund, information return or statement in connection with the determination of or liability for any Tax that is required to be filed or is actually filed with a Governmental Entity responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Section 3.10. Labor Relations.
(a) As of the date hereof, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement. Since January 1, 2008, none of the Company or any Company Subsidiary has experienced any material strikes, work stoppages, slowdowns, lockouts, or, to the knowledge of the Company, union organization attempts, and, to the knowledge of the Company, there is no such item threatened against the Company or any Company Subsidiary.
(b) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder. There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Company or any Company Subsidiary at any time during the past three years and no facts exist that could reasonably be expected to give rise to such claims or actions. None of the employment policies or practices of the Company or any Company Subsidiary are currently being audited or being investigated by any Governmental Entity.

(c) Any individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee for federal income tax purposes by the Company or such Company Subsidiary is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or for purposes of any Company Benefit Plan or Company Benefit Agreement. The Company and the Company Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or any Company Subsidiary in any capacity being improperly excluded from participating in a Company Benefit Plan. Each employee of the Company and the Company Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.
Section 3.11. Employee Benefits.
(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans sponsored, maintained or contributed to by the Company or any Company Subsidiary or any other ERISA Affiliate for the benefit of any employee or former employee of the Company or any Company Subsidiary or any other ERISA Affiliate. Each Company Benefit Plan and Company Benefit Agreement has been administered in all material respects in compliance with its terms and applicable Law and otherwise complies with applicable Law. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan or other plan set forth in Section 3.11(a) of the Company Disclosure Letter (or, in the case of any such Company Benefit Plan that is unwritten, a description thereof), (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each such plan (if any such report was required), (iii) the most recent summary plan description for each such plan for which such summary plan description is required; (iv) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; (v) each trust agreement and group annuity contract relating to any such plan and (vi) all filings during the past three (3) years under the IRS’s Employee Plans Compliance Resolution System Program or any of its predecessors, the U.S. Department of Labor Delinquent Filer Voluntary Program or other government correction program relating to any Company Plan. Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of (x) all Company Employee Stock Options and Company Restricted Stock outstanding under the Company Stock Plans as of the Measurement Date, (y) all holders of outstanding Company Employee Stock Options and Company Restricted Stock, indicating with respect to each Company Employee Stock Option or Company Restricted Stock award the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Employee Stock Option or Company Restricted Stock award, the exercise price, the date of grant, and the number of vested and unvested Company Employee Stock Options and shares of Company Restricted Stock, as applicable.
(b) Section 3.11(b) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all written Company Benefit Agreements. The Company has made available to Parent true, complete and correct copies of each Company Benefit Agreement.

(c) Each Company Pension Plan intended to be tax-qualified for Federal income tax purposes is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), and no such determination or opinion letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination or opinion letter or application therefor in any respect that would reasonably be likely to adversely affect its qualification or materially increase its costs.
(d) No proceeding has been threatened, asserted, instituted or, to the knowledge of the Company, is anticipated against any of the Company Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired), or any of the assets of any trust of any of the Company Benefit Plans. No “party in interest” or “disqualified person” (within the meaning of Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively) has incurred or would reasonably be expected to incur any material liability in connection with any non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA with respect to any Company Benefit Plan. No Company Benefit Plan is under, and neither the Company nor any Company Subsidiary has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.
(e) No Company Benefit Plan or Company Benefit Agreement provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any Company Subsidiary after retirement or other termination of service (other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).
(f) None of the Company, any Company Subsidiaries, any ERISA Affiliate or any predecessor thereof contributes to, or has in the past six (6) years contributed to or had an obligation to contribute to, any Multiemployer Plan or benefit plan subject to Title IV of ERISA or Section 412 of the Code.
(g) Except as otherwise provided by this Agreement, the execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof, whether alone or in conjunction with any other event (including, without limitation, termination of employment), will not, (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. No amount that could be received

(whether in cash or property or the vesting of property), as a result of the execution and delivery by the Company of this Agreement or the consummation of the Offer, the Merger, the other Transactions or compliance with the terms hereof, whether alone or in conjunction with any other event (including termination of employment), by any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any Company Subsidiary has any indemnity obligation at any time for any Taxes imposed under Section 4999 or 409A of the Code.
(h) Neither the Company nor any Company Subsidiary has unfunded liabilities pursuant to any Company Benefit Plan or Company Benefit Agreement that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. To the Company’s knowledge, each Company Benefit Plan or Company Benefit Agreement that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code and has been timely amended to comply with Section 409A of the Code; and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by any “service provider” (within the meaning of Treas. Reg. § 1.409A-1(f)) under any such Company Benefit Plan or Company Benefit Agreement.
(i) As used in this Agreement, the term “Company Benefit Plan” means each Company Stock Plan, and each bonus, pension, profit sharing, deferred compensation, incentive compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, program or arrangement that is sponsored, maintained or contributed to by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary has any obligation to contribute for the benefit of any current or former employee, officer, director or service provider of the Company or any Company Subsidiary, other than any Company Benefit Agreement. The term “Company Benefit Agreement” means each individual employment, severance or termination agreement between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, other than (x) any agreement mandated by applicable Law or (y) any Company Benefit Plan. The term “ERISA Affiliate” means any entity that, together with the Company, would be treated, at any time within the past six (6) years, as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.
(j) (i) Each Company Employee Stock Option has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Employee Stock Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Company Employee Stock Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP.

(k) The compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (A) at a meeting duly called and held adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (1) each Company Stock Plan, (2) the treatment of the Company Employee Stock Options and Company Restricted Stock in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Benefit Plans and Company Benefit Agreements, (3) the terms of Section 6.04 of this Agreement and (4) each other Company Benefit Plan and Company Benefit Agreement adopted in the twelve (12) month period prior to the date hereof, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10 (d)(2) under the Exchange Act with respect to the foregoing arrangements.
Section 3.12. Litigation. There is no material claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary. There is no material Judgment outstanding against the Company or any Company Subsidiary or any of their respective assets. The Company has not received any written notification of, and to the knowledge of the Company there is no, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective assets that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
Section 3.13. Compliance with Applicable Laws; Permits.
(a) The Company and the Company Subsidiaries and their respective personnel and operations are, and have been since January 1, 2008, in compliance in all material respects with all applicable Laws and Orders. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law or Order.
(b) The Company and each Company Subsidiary has in effect all material permits, licenses, franchises, authorizations, approvals, concessions, qualifications, registrations, certifications, orders, waivers, variances and other similar authorizations from any Governmental Entity (each, a “Permit”) necessary to own, lease or operate its properties and assets and to conduct its business as presently conducted. Since January 1, 2009, there has occurred no material violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, material default (with or without notice or lapse of time or both) under, or material event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit. There is no event that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit.

Section 3.14. Environmental Matters.
(a) (i) The Company and the Company Subsidiaries are, and for the three (3) years preceding the Closing Date have been, in material compliance with all applicable Environmental Laws, and none of the Company or any Company Subsidiary has received any written communication alleging that the Company or any Company Subsidiary is in material violation of, or has any material liability under, any Environmental Law or Environmental Permit, (ii) each of the Company and the Company Subsidiaries has obtained and is operating in material compliance with all such Environmental Permits, and all such Environmental Permits are currently in effect, and none of the Company or any Company Subsidiary has been notified in writing of any adverse change in the terms and conditions of such Environmental Permits that would reasonably be expected to result in a material liability to the Company or any Company Subsidiary, (iii) there is no material Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and (iv) there has been no Release by the Company or any Company Subsidiary of any Hazardous Material at, on, in, under, to or from any real property currently or, during the period of ownership, lease or operation by the Company or any Company Subsidiary, formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be likely to result in a material Environmental Claim against the Company or any Company Subsidiary or any other material liability under any Environmental Law for the Company or any Company Subsidiary.
(b) For purposes of this Agreement, (i) the term “Hazardous Material” means any (A) biohazardous material, (B) petroleum product, derivative or by-product, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials or toxic mold or fungi, or (C) other chemical, material, substance or waste that in relevant form, quantity or concentration is regulated under any Environmental Law; (ii) the term “Environmental Law” means any Law or Judgment relating to pollution, contamination or the cleanup, protection or restoration of the environment or natural resources, or human health as it relates to the exposure to Hazardous Material; (iii) the term “Environmental Claim” means any administrative, regulatory or judicial action, suit, proceeding, order, claim, directive, Lien, or written notice, demand or request by or from any Governmental Entity or any other person alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including the handling, manufacture, treatment, processing, storage, use, generation, transportation, disposal or a Release of, or human exposure to, any Hazardous Material; (iv) the term “Environmental Permit” means any Permit required under any applicable Environmental Law for the Company or the Company Subsidiaries to conduct its respective businesses as currently conducted; and (v) the term “Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).
(c) The Company and the Company Subsidiaries have made available to Parent all material environmental reports, agreements, audits, studies, investigations, Environmental Permits and other written environmental information created within the past five (5) years in its custody, possession or control concerning the Company, any Company Subsidiary, their respective businesses or operations, or any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary.
(d) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.14 are the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Materials or any other environmental matter.

Section 3.15. Title to Properties.
(a) Neither the Company nor any Company Subsidiary owns any real property. To the knowledge of the Company, all leases to which the Company and the Company Subsidiaries are parties and under which they are in occupancy, to the extent reflected in the latest audited balance sheet included in the Filed Company SEC Documents or entered into after the date thereof that are material to the Company’s business on a consolidated basis, are in full force and effect.
(b) Except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good, valid and marketable title to, or valid leasehold interests in or other comparable contract rights in or relating to all of personal properties that are material to the Company’s business on a consolidated basis, and all such personal properties, other than personal properties in which the Company or any Company Subsidiary has a leasehold interest or other comparable contract right, are free and clear of all Liens, except (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded to the extent required by GAAP, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (iv) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”).
Section 3.16. Intellectual Property.
(a) Section 3.16(a)(i) of the Company Disclosure Letter lists all issued patents, registered trademarks, domain names and registered copyrights, and pending applications for patent, trademark registration and copyright registration, owned by (as opposed to licensed to) the Company or any Company Subsidiary (collectively, the “Company Registered Intellectual Property”); Section 3.16(a)(ii) of the Company Disclosure Letter lists all agreements (“Material Inbound IP Agreements”) pursuant to which the Company or any Company Subsidiary has received a license or sub-license with respect to any material item of Intellectual Property (excluding any commercial off-the-shelf software products and software that is licensed to the Company or any Company Subsidiary for a one-time fee or annual fee of less than $250,000); and Section 3.16(a)(iii) of the Company Disclosure Letter lists all agreements (“Material Outbound IP Agreements,” together with the Material Inbound IP Agreements, the “Material IP Agreements”) pursuant to which the Company or any Company Subsidiary has licensed to any third parties the right to use any material item of Company Intellectual Property (other than customer agreements entered into in the ordinary course of business).

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, (i) the Company or the Company Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted and as contemplated to be conducted as of the Closing Date (the “Company Intellectual Property”); (ii) each item of Company Intellectual Property owned by the Company or any Company Subsidiary is free and clear of all Liens except Permitted Liens; (iii) to the knowledge of the Company, no person is infringing or misappropriating any of the material items of Company Intellectual Property owned by the Company or any Company Subsidiary; (iv) to the knowledge of the Company, none of the material items of Company Intellectual Property owned by the Company or any Company Subsidiary has been misappropriated by the Company or any Company Subsidiary or, as used by the Company or any Company Subsidiary, is infringing upon the Intellectual Property rights of any third party; (v) all Company Registered Intellectual Property (other than applications that have not yet matured to registration) is valid and subsisting; (vi) all of the Material IP Agreements are valid and binding agreements on the Company or a Company Subsidiary; (vii) neither the Company nor any Company Subsidiary is in material default under any Material IP Agreement; (viii) to the knowledge of the Company, no third party is in material default under any Material IP Agreement; and (ix) the Company has not received notice of any proceeding, pending or threatened in writing, that challenges the legality, validity, enforceability or ownership of any items of Company Registered Intellectual Property. The Company and each Company Subsidiary has taken steps that are customary and reasonable in its industry to protect and preserve the confidentiality of all trade secrets and other material confidential information of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have obtained from each employee, consultant and contractor of the Company or any Company Subsidiary who, on behalf of the Company or any Company Subsidiary, contributed to the creation or development of any material Intellectual Property owned by the Company or any Company Subsidiary, an agreement that assigns ownership of rights to such contributions that the Company or such Company Subsidiary does not already own by operation of Law to the Company or such Company Subsidiary, as applicable. To the knowledge of the Company, no such employee, consultant or contractor of the Company or any Company Subsidiary is in material violation of such an agreement.
(c) Except as set forth in Section 3.16(c) of the Company Disclosure Letter, (i) no material software incorporated in the Company Intellectual Property owned by the Company or any Company Subsidiary (“Company Software”) contains any code that is licensed pursuant to the provisions of any “open source” license that requires that source code be distributed or made available in connection with the distribution or use of Company Software in object code form (including but not limited to the GNU General Public License and GNU Lesser General Public License), (ii) other than in the ordinary course of business, and in accordance with valid and binding agreements that have been provided to Parent, there are no third parties entitled to be enrolled as a beneficiary under a technology escrow arrangement or otherwise with respect to the source code for the Company Software or receive a copy to use the source code for the Company Software, and (iii) the Company Software does not, to the knowledge of the Company, contain any viruses, time-bombs, key-locks or any other disruptive or malicious code that would intentionally disrupt or interfere with the intended operation of the Company Software or the integrity of the data, information or signals produced by the Company Software other than code intended to limit the use of Company Software in accordance with the applicable license terms.

(d) For purposes of this Agreement, “Intellectual Property” means United States (i) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof, (ii) trademarks, service marks and trade names, together with any registrations and applications in connection therewith and all goodwill associated therewith, (iii) copyrights and any registrations and applications in connection therewith, (iv) trade secrets and know-how, (v) rights to use web site domain names, (vi) computer software, and all documentation and program architecture associated therewith, and (vii) intellectual property and intellectual property rights of any other kind.
Section 3.17. Contracts.
(a) Except for this Agreement and except for Contracts filed as exhibits to the Filed Company SEC Documents, as of the date of this Agreement, none of the Company or the Company Subsidiaries is a party to or bound by any of the following:
(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) any Contract containing covenants binding upon the Company or the Company Subsidiaries that materially restrict the ability of the Company or any of the Company Subsidiaries (or that, following the consummation of the Offer or the Merger, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business or geographic area or with any person;
(iii) any Contract pursuant to which the Company or any Company Subsidiary is subject to continuing indemnification or “earn-out” obligations (whether related to environmental matters or otherwise), in each case, that would reasonably be likely to result in payments by the Company or any Company Subsidiary in excess of $1,000,000;
(iv) any Contract for the acquisition, sale, lease or license of material properties or assets of the Company or the Company Subsidiaries outside the ordinary course of business (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2009; or
(v) any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any person (other than in the Company or any Company Subsidiary and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business consistent with past practice).

(b) Each Contract of the Company or any Company Subsidiary that is required to be set forth on Section 3.17(a) of the Company Disclosure Letter or required to be filed as an exhibit to the Filed Company SEC Documents (a “Material Contract”) is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect and except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms and conditions of the Material Contracts and is not (with or without notice or lapse of time, or both) in material violation of or in material breach or material default thereunder, and has not waived or failed to enforce any material rights or material benefits thereunder, and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time, or both) in material violation of or in material breach or material default thereunder, and there has occurred no event giving to others (with or without notice or lapse of time, or both) any right of termination, amendment or cancellation of any Material Contract or any license thereunder. Except as set forth on Section 3.17(b) of the Company Disclosure Letter, no third party to a Material Contract has cancelled or otherwise terminated any Material Contract or has provided written or, to the Company’s knowledge, oral notice to the Company or any Company Subsidiary of its intent to do so and, to the knowledge of the Company, no third party to any Material Contract is unable to continue to perform its obligations thereunder.
(c) With respect to each Contract, and each offer, quote, bid or proposal (a “Government Contract Bid”) that, if accepted, would result in a Contract, between the Company or any Company Subsidiary, on the one hand, and any (i) Governmental Entity, (ii) prime contractor of a Governmental Entity in its capacity as a prime contractor or (iii) subcontractor with respect to any Contract listed in clause (i) or (ii) above, on the other hand (each, a “Government Contract”), as of the date of this Agreement: (A) none of the Company or any Company Subsidiary has been notified in writing, or to the knowledge of the Company orally, by any Governmental Entity or any prime contractor, subcontractor or vendor that the Company or any Company Subsidiary has materially defaulted, breached or violated, or is alleged to have materially defaulted, breached or violated, any applicable Law, certification, representation, warranty, clause, provision or requirement pertaining to such Government Contract or Government Contract Bid, and none of the Company or any Company Subsidiary is in material default, breach or violation of any such applicable Law, certification, representation, warranty, clause, provision or requirement; (B) none of the Company or any Company Subsidiary has received any notice of, and to the knowledge of the Company no person has threatened to give any notice of, termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to a material Government Contract; (C) no material payments due to the Company or any Company Subsidiary pertaining to such Government Contract have been withheld or set off nor has any claim been made to withhold or set off any material sum of money; and (D) no Government Contract or Government Contract Bid is based on the Company or any Company Subsidiary having § 8(a) status, small business status, small disadvantaged business status, protege status, or other preferential status afforded by Federal statute or regulation.

(d) With respect to each Government Contract Bid and each Government Contract, as of the date of this Agreement, there is no material claim pending (other than qui tam claims or other similar claims filed under seal and of which the Company does not have knowledge) or, to the knowledge of the Company, threatened, including any claim for fraud (as such concept is defined under the state or Federal laws of the United States) under the United States False Claims Acts or the United States Procurement Integrity Act.
(e) From January 1, 2008 through the date hereof:
(i) None of the Company or any Company Subsidiary or any of their respective directors, officers, employees (nor to the knowledge of the Company, any consultants, agents or other representatives of the Company or any Company Subsidiary) is or has been: (A) under any material administrative, civil or criminal investigation, indictment or information by any Governmental Entity (in each case, other than broad based routine audits or inquiries in the ordinary course) or (B) subject to any material administrative investigation or material audit by any Governmental Entity, including the Defense Contract Audit Agency, in either case with respect to any alleged material irregularity, misstatement, act or omission arising under or relating to any Government Contract, or any allegation of material overcharging or defective pricing in violation of the Truth in Negotiations Act or the cost principles set forth in the Federal Acquisition Regulation (“FAR”); and
(ii) None of the Company or any Company Subsidiary is or has been debarred, suspended or proposed for debarment from participation in, or the award of, Contracts with any Governmental Entity. Additionally, to the knowledge of the Company, there exist no facts or circumstances that would reasonably warrant the institution of suspension or debarment proceedings or a finding of non-responsibility or ineligibility on the part of the Company, the Company Subsidiaries or any of their respective directors or officers.
(f) As of the date of this Agreement:
(i) There are no material outstanding disputes between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity, on the other hand, under the Contract Disputes Act of 1978, as amended, or any other Federal Law or between the Company or any Company Subsidiary, on the one hand, and any prime contractor, subcontractor, vendor or third party, on the other hand, arising under or relating to any Government Contract;
(ii) There are no material outstanding claims against the Company or a Company Subsidiary, either by a Governmental Entity or by a prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Contract Bid to which the Company or a Company Subsidiary is a party;
(iii) To the Company’s knowledge, there are no material adverse or negative past performance evaluations or ratings in connection with any Government Contract within the past three (3) years and, to the Company’s and any Company Subsidiary’s Knowledge, no facts exist that could reasonably result in any adverse or negative past performance evaluation or rating by any Governmental Entity or could reasonably adversely affect the evaluation of the Company’s or any Company Subsidiary’s bids or proposals for future Government Contracts;
(iv) To the Company’s knowledge, there is no material work or future business opportunities from which the Company or any Company Subsidiary are currently limited, prohibited or otherwise restricted from performing or bidding, due to express organizational conflicts of interest (as defined by Subpart 9.5 of the FAR), Contract terms or provisions, or organizational conflict of interest mitigation plans submitted by the Company or any Company Subsidiary in connection with any Government Contracts. The Company and any Company Subsidiary are unaware of any such “organizational conflict of interest” that might result from execution of this Agreement;

(v) To the Company’s knowledge, none of the Company or any Company Subsidiary is using any intellectual property developed under any Government Contract for purposes outside the scope of that Government Contract without having obtained the necessary prior permission of the applicable Governmental Entity;
(vi) None of the Company or any Company Subsidiary has made any assignments of the Government Contracts or of any interests in the outstanding Government Contracts. None of the Company or any Company Subsidiary has entered into any financing arrangements with respect to any outstanding Government Contract; and
(vii) None of the Company or any Company Subsidiary has any interest in any material pending or, to the knowledge of the Company, material potential claim under the Contracts Dispute Act against the United States Government or any prime contractor, subcontractor, vendor or third party arising under or relating to any Government Contract.
(g) As of the date of this Agreement, the Company and all Company Subsidiaries are in material compliance with all national security obligations as set forth in the National Industrial Security Program Operating Manual (February 2006), and any supplements or amendments thereto. During the three years prior to the date hereof, there has not been any, and to the Knowledge of the Company and any Company Subsidiary, there have not been any facts that could reasonably be expected to give rise to, revocation of any security clearance of the Company, any Company Subsidiary, or any director, officer or agent of the Company or any Company Subsidiary.
(h) Section 3.17(h) of the Company Disclosure Letter sets forth a list of the classified Contracts of the Company and the Company Subsidiaries as of the date of this Agreement and is true and accurate in all material respects.
(i) The Company and the Company Subsidiaries have complied in all material respects with FAR 52.203-13 (b)(3)(i). None of the Company or any Company Subsidiary has made any mandatory or voluntary disclosure under FAR 52.203-13(b)(3)(i) to any Governmental Entity, prime contractor, subcontractor, vendor or any other person with respect to any Government Contract or Government Contract Bid.
(j) No Governmental Entity has found the Company’s or any Company Subsidiaries’ cost accounting system to be inadequate.
Section 3.18. Insurance. All insurance policies of the Company and each Company Subsidiary are in full force and effect, all premiums due and payable through the date hereof under all such policies have been paid and the Company and each Company Subsidiary are otherwise in compliance in all respects with the terms of such policies, except for such failures to be in full force and effect, to pay any premiums or to be in compliance that would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, no outstanding written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 3.19. Interested Party Transactions. None of the Company or any Company Subsidiary, on the one hand, is a party to any transaction or Contract with any affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock, or director or executive officer of the Company or any Company Subsidiary, on the other hand, and no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Section 3.20. Brokers. Neither the Company nor any of its officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions, finder’s fees, financial adviser’s fee or other similar fees in connection with the Transactions except (a) that the Company has employed Cowen and Company, LLC as its financial advisor, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement (the “Cowen Agreement”) with such firm, the amount of such estimated fees (based on the Offer Price) and expenses and the indemnification provisions of which are set forth in Section 3.20 of the Company Disclosure Letter, and (b) for any routine and ordinary course use of a broker and related brokerage commissions and fees by any stockholder of the Company. Other than the indemnity provisions contained therein, the Company will not have any continuing obligations under the Cowen Agreement following the Effective Time.
Section 3.21. Opinion of Financial Advisor. The Company has received the written opinion of Cowen and Company, LLC, dated as of the date of such opinion, in Cowen and Company, LLC’s customary form, to the effect that, as of such date and subject to the qualifications, assumptions and limitations set forth therein, the Offer Price was fair, from a financial point of view, to the holders of the Company Common Stock (other than the Key Stockholder), a true and complete copy of which has been furnished for informational purposes to Parent.
Section 3.22. Foreign Corrupt Practices Act. None of the Company or any Company Subsidiary or, to the knowledge of the Company, any of their affiliates or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.
Section 3.23. Export Control Matters. The Company and each Company Subsidiary is in compliance in all material respects with all U.S. federal export Laws applicable to it including, without limitation, the Arms Export Control Act (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. App. 2401-2420) and as implemented through Executive Order, the Export Administration Regulations (15 CFR 730-774) and the laws and regulations implemented by the Office of Foreign Assets Control, U.S. Department of Treasury (31 CFR 500 et seq.) (collectively, the “International Trade Laws”). No Governmental Entity or other person has notified the Company or any Company Subsidiary of any actual or alleged violation or breach of any International Trade Laws.

Section 3.24. No Other Representations and Warranties. In entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Merger Sub, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representation, warranty or statement, whether express or implied, made by Parent or Merger Sub, or any of their respective affiliates, stockholders, controlling persons or Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article IV.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
Section 4.01. Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority and possesses all governmental licenses, franchises, permits, authorizations and approvals necessary to own, lease or otherwise hold and operate its properties and other assets and to conduct its businesses as presently conducted, except where the failure to be so organized, existing or in good standing or have such power or authority or possess such governmental licenses, franchises, permits, authorizations or approvals, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect. In this Agreement, the term “Parent Material Adverse Effect” means any Event that prevents or materially delays Parent or Merger Sub from performing its obligations under this Agreement in any material respect or the consummation of the Offer, the Merger and the other Transactions. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02. Merger Sub.
(a) Since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.
Section 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and, subject to the succeeding sentence, no other corporate actions on its part are necessary to authorize this Agreement. Parent, as sole stockholder of Merger Sub, shall adopt this Agreement immediately after the execution and delivery hereof. Neither the approval nor adoption of this Agreement nor the consummation of the Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
Section 4.04. No Conflicts; Consents.
(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation by the Parent and Merger Sub of the Offer, the Merger and the other Transactions and compliance by the Parent and the Merger Sub with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of Parent’s subsidiaries under, any provision of (i) the charter or organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of Parent’s subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of Parent’s subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of Parent’s subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the Taxes described in Section 6.10, (v) such filings as may be required under the rules and regulations of the Nasdaq and (vi) such other items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time that such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference therein.
Section 4.06. Brokers. Neither Parent nor Merger Sub, nor any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions, finder’s fees, financial adviser’s fee or other similar fees in connection with the Transactions except Wells Fargo Securities, LLC, whose fees and expenses will be paid by Parent in accordance with Parent’s agreement with such firm.
Section 4.07. Absence of Litigation. There is no suit, action, claim or proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent or any subsidiary of Parent or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. Parent has not received any written notification of, and to the knowledge of Parent there is no, investigation by any Governmental Entity involving Parent or any subsidiary of Parent or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.08. Ownership of the Company Common Stock. None of Parent or Merger Sub or any of their affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement and the Tender Agreement.
Section 4.09. Financing.
(a) Parent and Merger Sub have sufficient funds available to consummate the Offer and the Merger on the terms contemplated by this Agreement and, at the expiration of the Offer and the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of the Company Common Stock pursuant to the Offer and the Merger, as the case may be, to pay all fees and expenses in connection therewith, to make payments to holders of Company Employee Stock Options pursuant to Section 6.04 and to perform their respective obligations under this Agreement.
(b) Section 4.09(b) of the Parent Disclosure Letter sets forth a true, accurate and complete copy of an executed equity commitment letter (the “Equity Provider Letter”), dated as of the date hereof among Parent and the Parent Equity Provider.
(c) As of the date hereof, the Equity Provider Letter is in full force and effect and constitutes the legal, valid, binding obligation of Parent, and, to the knowledge of the Parent, the Parent Equity Provider. As of the date hereof, the Equity Provider Letter has not been amended, modified, withdrawn, rescinded or terminated in any respect and no such amendment, modification, withdrawal, rescission, or termination is contemplated. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Parent or the Parent Equity Provider under any term or condition of the Equity Provider Letter or the Parent Equity Provider’s governing agreements. Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the closing of the Offer or of the Closing to be satisfied by Parent contained in the Equity Provider Letter or contained in the Parent Equity Provider’s governing agreements. Assuming the satisfaction of all conditions set forth in Exhibit C, the net proceeds from the Equity Provider Letter (the “Equity Funding”) will be sufficient, in the aggregate, to (i) pay the aggregate Offer Price with respect to all shares of the Company Common Stock tendered pursuant to the Offer, pay the Merger Consideration, and pay any and all expenses incurred by Parent and Merger Sub pursuant to the Transactions, and (ii) allow Parent and Merger Sub to perform all of their respective other obligations under this Agreement and to consummate the Transactions, subject to the terms hereof.
(d) As of the date hereof, other than as set forth in the Equity Provider Letter, there are no contractual contingencies, side letters or other arrangements to which Parent or any of its affiliates (including the Parent Equity Provider) is a party that would require or permit the Parent Equity Provider to reduce the total amount of the Equity Funding or to impose any additional condition precedent to availability of the Equity Funding.

(e) Concurrently with the execution and delivery of this Agreement, the Parent Equity Provider has delivered to the Company the Guaranty. The Guaranty is in full force and effect and is a valid and binding obligation of the Parent Equity Provider, enforceable against the Parent Equity Provider in accordance with its terms (subject to applicable Laws of general application relating to bankruptcy, insolvency and the relief of debtors and similar applicable Laws governing specific performance, injunctive relief and other equitable remedies affecting creditors’ rights and remedies generally) and no event has occurred that, with or without notice, lapse of time or both, could constitute a default on the part of the Parent Equity Provider under the Guaranty.
Section 4.10. Absence of Certain Agreements. As of the date hereof, neither Parent nor any of its affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Company Proposal (other than the Tender Agreement); or (ii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any Company Subsidiary following the Effective Time (other than pursuant to any employment Contracts in effect as of the date hereof), (y) contribute or roll over any portion of such employee’s shares of the Company Common Stock, Company Employee Stock Options of the Company or Company Restricted Stock to the Company or any Company Subsidiary or Parent or any of its affiliates or (z) receive any capital stock or equity securities of the Company or any Company Subsidiary or Parent or any of its affiliates.
Section 4.11. Foreign Ownership and Control. Neither Parent nor Merger Sub is a foreign person as defined by 31 C.F.R. §800.216 or 22 C.F.R. §120.16 and no foreign person as so defined has control, as defined by 31 C.F.R. §800.204, over Parent or Merger Sub or otherwise has the authority or ability to establish or direct the general policies or day-to-day operations of Parent or Merger Sub.
Section 4.12. No Other Representations and Warranties. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and any Company Subsidiary, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representation, warranty or statement, whether express or implied, made by the Company, any Company Subsidiary, or any of their respective affiliates, stockholders, controlling persons or Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (a) the Company does not make, or has not made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article III.

ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01. Conduct of Business. Except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly permitted by this Agreement or required by Law, from the date of this Agreement until the earlier to occur of (1) such time as directors elected or designated by Parent pursuant to Section 6.11 constitute at least a majority of the Company Board and (2) the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (a) conduct their respective businesses in the ordinary course of business consistent with past practice and (b) use commercially reasonable efforts to preserve intact their current business organization, keep available the services of their current officers and key employees, and keep and preserve their present relationships with Governmental Entities, customers, suppliers, licensors, licensees, distributors and others having material business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly permitted by this Agreement or required by Law (provided that the Company shall, prior to taking any action required by Law that would otherwise be prohibited under this Section 5.01, provide Parent with written notice of such action), from the date of this Agreement until the earlier to occur of (x) such time as directors elected or designated by Parent pursuant to Section 6.11 constitute at least a majority of the Company Board and (y) the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity or voting interests, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such shares or other securities (except pursuant to the forfeiture of Company Employee Stock Options and Company Restricted Stock or the acquisition by the Company of shares of the Company Common Stock in settlement of the exercise price of a Company Employee Stock Option or the Tax withholding obligations of holders of Company Employee Stock Options and Company Restricted Stock, in each case in accordance with their terms as in effect on the date of this Agreement or on the date of grant in accordance with this Section 5.01) or (D) take any action that would result in any amendment, modification or change of any terms of any indebtedness for borrowed money of the Company or any Company Subsidiary;
(b) issue, deliver, sell, pledge, grant or otherwise encumber (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of the Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms; and (2) the issuance of the Company Common Stock as required pursuant to any Company Benefit Plan or Company Benefit Agreement or other written agreement as in effect on the date of this Agreement;

(c) amend the Company Charter, the Company Bylaws or other comparable organizational documents of any Company Subsidiary;
(d) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial equity or voting interest in, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;
(e) (A) grant to any executive officer or director of the Company or any Company Subsidiary any increase in compensation, (B) grant to any current or former executive officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, (C) enter into any severance or termination agreement with any such executive officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations under any Company Benefit Plan, except, in the case of the foregoing clauses (A), (B), (C), (D) and (E), (1) as required pursuant to the terms of any Company Benefit Plan, Company Benefit Agreement or other agreement as in effect on the date of this Agreement or (2) as otherwise expressly permitted by this Agreement or required by applicable Law; provided that the foregoing clauses (A), (B), (C), (D) and (E) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to employees (other than executive officers of the Company or any Company Subsidiary), in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;
(f) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;
(g) convene any special meeting (or any adjournment thereof) of the stockholders of the Company, other than (i) a stockholders’ meeting to vote upon the adoption of this Agreement (solely to the extent such meeting is required by this Agreement and applicable Law) or (ii) by the holders having a majority of the voting power of all of the Company’s outstanding Company Common Stock in accordance with the Company Bylaws;

(h) sell, lease, license, sell and lease back, mortgage or otherwise subject to any Lien or otherwise dispose of or abandon any of its properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities or rights with respect to any item of Company Registered Intellectual Property), except for sales or dispositions of assets in the ordinary course of business consistent with past practice and Permitted Liens;
(i) (A) repurchase, prepay, incur or modify in any material respect any indebtedness for borrowed money, except for (1) advances of credit incurred under the Company’s existing credit facilities in the ordinary course of business and consistent in scope with past practice, (2) short-term borrowings incurred in the ordinary course of business consistent in scope with past practice to finance the Company’s and the Company Subsidiaries’ working capital needs, and (3) indebtedness solely involving the Company and any of its direct or indirect wholly owned subsidiaries, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person, other than (x) to any direct or indirect wholly owned subsidiary of the Company, (y) advances to employees in respect of travel or other related ordinary expenses and in the ordinary course of business consistent with past practice and (z) advancement of expenses to officers and directors in accordance with the Company Bylaws and any indemnification agreements to which the Company is a party;
(j) incur or commit to incur, or make or agree to make, any capital expenditures, or any obligations or liabilities in connection therewith, that in the aggregate are in excess of the aggregate amount set forth in Section 5.01(j) of the Company Disclosure Letter;
(k) except in the ordinary course of business, make or change any material Tax election, adopt or change any material accounting method or period in respect of Taxes, file any material amended Tax Return or settle or compromise any material Tax liability or refund;
(l) (A) pay, discharge, settle or satisfy any material action, litigation, claim or arbitration, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of material value or (C) waive any material benefits of, or agree to modify in any material manner, any material confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party other than (x) in the ordinary course of business or (y) in accordance with Section 5.03
(m) enter into or amend, extend or terminate in a manner that is adverse in a material respect to the Company, or waive, release or assign any material rights or claims under any Material Contract or Government Contract (other than any expiration of such Material Contract or Government Contract in accordance with its terms) or any Contract that would have been deemed to be a Material Contract or Government Contract if entered into prior to the date hereof, in each case except in the ordinary course of business consistent with past practice;
(n) enter into any Contract pursuant to which the consent of the other party thereto would be required to effect the consummation of the Offer, the Merger or the other Transactions, except as would have been required to be set forth on Section 3.05(a)(ii) or 3.05(a)(iii) of the Company Disclosure Letter if such Contract had been entered into prior to the date hereof;

(o) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such party or any Company Subsidiaries;
(p) write down any of its material assets, including any rights with respect to any item of Company Registered Intellectual Property, except pursuant to applicable Law or accounting requirements;
(q) adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any Company Subsidiary; or
(r) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
Section 5.02. Control of the Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and the Company Subsidiaries’ operations.
Section 5.03. No Solicitation.
(a) Notwithstanding anything herein to the contrary but subject to Section 5.03(c), during the period (the “Go Shop Period”) beginning on the date hereof and continuing until 11:59 p.m., New York City time, on April 1, 2011 (the “No Shop Period Start Date”), the Company may, directly or indirectly through any officer, director or employee of, or any investment banker, accountant, attorney or other advisor or representative or any affiliate (collectively, “Representatives”) of the Company or any Company Subsidiary: (A) solicit, initiate or encourage, whether publicly or otherwise, any Company Takeover Proposal, including by way of providing access to or otherwise making available non-public information; provided that the Company shall only permit such non-public information related to the Company to be made available pursuant to an Acceptable Confidentiality Agreement; provided, further, that the Company will within one (1) Business Day make available to Parent all non-public information regarding the Company that has not previously been made available to Parent that is made available to any such person; and (B) engage in and maintain discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Company Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any Company Takeover Proposal, including providing access to or otherwise making available non-public information in accordance with the terms set forth in Section 5.03(a)(A). The parties hereto agree that, notwithstanding the commencement of the obligations of the Company under Section 5.03(b) on the No Shop Period Start Date, the Company may continue to engage in the activities permitted in Section 5.03(a)(B) with respect to a Qualified Go Shop Bidder until 30 days after the No Shop Period Start Date (the “Cut-off Date”). No later than two (2) Business Days after the No Shop Period Start Date, the Company shall notify Parent in writing of the identity of each person that submitted a Company Takeover Proposal prior to the No Shop Period Start Date.

(b) Except as otherwise permitted by this Section 5.03, from the No Shop Period Start Date until the Effective Time, or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize any Representatives of the Company or any Company Subsidiary to, directly or indirectly, (i) knowingly solicit, initiate or encourage, whether publicly or otherwise (including by providing access to non-public information), or take any other action knowingly to facilitate, the submission of any Company Takeover Proposal or the making of any inquiry, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal, (ii) enter into any agreement, letter of intent, term sheet or other similar instrument with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.03(a) or this Section 5.03(b)) or (iii) enter into, continue, conduct, engage, maintain or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, or otherwise cooperate in any way with any person or take any action knowingly to facilitate, any Company Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Company Takeover Proposal. At the No Shop Period Start Date, the Company shall and shall direct its Representatives to, and shall cause the Company Subsidiaries to and to direct their Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted heretofore with respect to any Company Takeover Proposal (other than with respect to a Qualified Go Shop Bidder but only until the Cut-Off Date) and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding anything in this Agreement to the contrary, prior to the acceptance for payment of shares of the Company Common Stock pursuant to the Offer, the Company and its Representatives may, subject to compliance with Sections 5.03(c) and 5.03(d) and the other provisions of this Agreement, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to lead to a Superior Company Proposal, and which Company Takeover Proposal was made after the date hereof and did not result from a breach of this Section 5.03(b), (x) contact the person making such Company Takeover Proposal solely to clarify the terms and conditions thereof, (y) provide access or furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement and (z) participate in discussions or negotiations (including solicitation of a revised Company Takeover Proposal) with such person and its Representatives regarding such or any other Company Takeover Proposal. The Company will within one (1) Business Day provide Parent with all non-public information regarding the Company that has not previously been provided to Parent that is provided to any person making such Company Takeover Proposal.
For purposes of this Agreement, the term “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement need not prohibit the submission of Company Takeover Proposals or amendments thereto to the Company Board.

For purposes of this Agreement, the term “Company Takeover Proposal” means any proposal or offer (whether or not in writing) made by any person (other than Parent and its subsidiaries) or “group” within the meaning of Section 13(d) of the Exchange Act to acquire in any manner, directly or indirectly, in one transaction or a series of related transactions, including by way of a tender offer, exchange offer, merger, consolidation, recapitalization, liquidation, share exchange, sale, lease, contribution, partnership, joint venture, other business combination or similar transaction involving the Company or any of its Subsidiaries, 20% or more of (i) the Company Common Stock, (ii) the beneficial ownership in any class of equity securities of the Company, (iii) the voting rights in the Company or (iv) the consolidated total assets of the Company, or such assets to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, other than the Transactions.
For purposes of this Agreement, the term “Qualified Go Shop Bidder” means any person or “group”, within the meaning of Section 13(d) of the Exchange Act (provided there has not been a “change of control” (as defined below) of any such person or group) from whom the Company or any of its Representatives has received a Company Takeover Proposal after the execution of this Agreement and prior to the No Shop Period Start Date that the Company Board determines, prior to or as of the No Shop Period Start Date, in good faith, after consultation with its outside legal counsel and independent financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to lead to a Superior Company Proposal and which Company Takeover Proposal has not been rejected or withdrawn as of the No Shop Period Start Date; provided that notwithstanding anything contained in this Section 5.03 to the contrary, a Qualified Go Shop Bidder shall cease to be a Qualified Go Shop Bidder for all purposes under this Agreement upon the earlier of (x) the Cut-off Date and (y) immediately at such time as such Company Takeover Proposal made by such party is withdrawn, terminated or expires. For purposes hereof, a “change of control” shall be deemed to occur, with respect to the person or group that submitted or otherwise made a Company Takeover Proposal prior to the No Shop Period Start Date (any such person or group, a “Qualified Party”), if at any time after the No Shop Period Start Date: either (A) (i) a Qualified Party or all Qualified Parties collectively own an amount that is less than 50% of the equity, voting or other interest of the person or group that makes any such Company Takeover Proposal after the No Shop Period State Date, in any such case on a fully diluted basis or (ii) a Qualified Party or all Qualified Parties collectively have the right to appoint less than a majority of the members of the board of directors (or similar body) of any person or group that makes any such Company Takeover Proposal after the No Shop Period Start Date or (B) (i) any person or group that was not the person or part of the group that submitted a Company Takeover Proposal prior to the No Shop Period Start Date (any such person or group, a “Disqualified Party”) own or have the right to acquire an amount that is more than 50% of the equity, voting or other interest of the person or group that makes any such Company Takeover Proposal after the No Shop Period Start Date, in any such case on a fully diluted basis or (ii) a Disqualified Party or all Disqualified Parties collectively have the right to appoint more than a majority of the members of the board of directors (or similar body) of any person or group that makes any such Company Takeover Proposal after the No Shop Period Start Date.

For purposes of this Agreement, the term “Superior Company Proposal” means any bona fide written offer that was made after the date hereof and did not result from a breach of Section 5.03(b) made by a third party that, if consummated, would result in such person’s (or in the case of a direct merger between such person and the Company, such person’s stockholders’) acquiring, directly or indirectly, fifty percent (50%) or more of the outstanding shares of the Company Common Stock or of the voting power of the Company’s capital stock or fifty percent (50%) or more of the consolidated total assets of the Company, and which offer the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor of nationally recognized reputation) (i) would be more favorable from a financial point of view to the holders of the Company Common Stock than the Transactions (taking into account any changes to the terms of the Offer or this Agreement proposed by Parent in response to such Superior Company Proposal pursuant to Section 5.03(c)), taking into account all financial, regulatory, legal and other aspects of such proposal as the Company Board determines to be relevant and (ii) solely with respect to any such offer made during the Go Shop Period, not subject to any condition to closing with respect to the receipt of financing or funds to be used in connection with such transaction.
(c) Neither the Company Board nor any committee thereof shall (i) (A) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer, the Merger or the other Transactions or (B) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit the Company or any of its controlled affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.03(a) or Section 5.03(b)) (an “Alternative Acquisition Agreement”) or resolve, agree, approve, recommend or publicly propose to take any such action. Notwithstanding anything herein to the contrary, prior to the acceptance for payment of shares of the Company Common Stock pursuant to the Offer, the Company Board may (x) effect an Adverse Recommendation Change other than in connection with a Superior Company Proposal if the Company Board determines in good faith, after consultation with the Company’s outside counsel and its independent financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; provided that the Company shall provide Parent with no less than three (3) Business Days’ notice of any Adverse Recommendation Change prior to such change (and, if and for so long as Parent requests, during such three (3) Business Day period the Company and its legal counsel and investment banker shall negotiate in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent), or (y) in response to a Superior Company Proposal, resolve to accept such Superior Company Proposal and cause the Company to terminate this Agreement pursuant to Section 8.01(f); provided, that concurrently with such termination, the Company pays the fees required by Section 6.08(b)(i); provided, further, that no valid termination of this Agreement pursuant to Section 8.01(f) may be made unless the Company Board shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement pursuant to Section 8.01(f) in response to a Superior Company Proposal (a “Superior Proposal Notice”), which notice shall (except to the extent prohibited by a confidentiality agreement entered into prior to the date of this Agreement) contain a description of the material terms and conditions of such Superior Company

Proposal and the terms of any and all material agreements in connection therewith, including any financing arrangements (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change), and Parent does not make, within four (4) Business Days after receipt of such notice, a proposal that would, in the good faith judgment of the Company Board, after consultation with its outside legal counsel and its independent financial advisor of nationally recognized reputation, cause the offer previously constituting a Superior Company Proposal no longer to constitute a Superior Company Proposal. If Parent has in good faith proposed to the Company revisions to the terms of the Transactions during the four (4) Business Day period prior to the Company’s terminating this Agreement pursuant to Section 8.01(f), the Company agrees that the Company and its legal counsel and investment banker shall negotiate in good faith with Parent and its legal counsel and investment banker (so long as Parent and such legal counsel and investment banker are negotiating in good faith) until the expiration of such four (4) Business Day period regarding any such revisions to the terms of the Transactions proposed by Parent. Any material changes to the financial terms or any material change to other material terms of such Superior Company Proposal occurring prior to the Company’s effecting an Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.01(f) shall require the Company to provide to Parent a new Superior Proposal Notice and a new period of three (3) Business Days and, in determining whether to effect an Adverse Recommendation Change or whether to terminate this Agreement pursuant to Section 8.01(f), the Company Board shall take into account any such changes.
(d) In addition to the other obligations of the Company set forth in this Section 5.03, after the No Shop Period Start Date, the Company shall, as promptly as possible and in any event within twenty-four (24) hours after the receipt thereof, advise Parent of (i) any Company Takeover Proposal (whether made before or after the No Shop Period Start Date) or request for information or inquiry that expressly contemplates or that the Company believes would reasonably be expected to lead to a Company Takeover Proposal and (ii) (except to the extent prohibited by a confidentiality agreement entered into prior to the date of this Agreement) the material terms and conditions of such Company Takeover Proposal, request or inquiry (including any change to the financial terms, conditions or other material terms thereof and the terms of any and all material agreements in connection therewith (including any financing arrangements)). The Company shall keep Parent reasonably apprised of any related material developments, discussions and negotiations related to any such Company Takeover Proposal or inquiry.
(e) Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that this Section 5.03(e) shall not affect the obligations of the Company and the Company Board under Sections 5.03(b) and 5.03(c).

(f) Notwithstanding anything in this Agreement to the contrary, (i) at any time prior to the earlier to occur of the closing of the Offer and obtaining the Company Stockholder Approval, the Company Board may grant a waiver or release under, or determine not to enforce, any standstill agreement with respect to any class of equity securities of the Company if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (ii) from the date hereof until the No Shop Period Start Date, the Company may grant any such waiver or release, or make any such determination not to enforce, solely to permit any counterparty to any such agreement to make non-public inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Company Takeover Proposal.
(g) Neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure solely of factual information (that does not include any opinion or recommendation) to the Company’s stockholders that is required to be made to such stockholders under applicable Law or in satisfaction of the Company Board’s fiduciary duties under applicable Law, shall be deemed an Adverse Recommendation Change if, prior to making such communication or disclosure, the Company provides a copy thereof to Parent together with a letter to the effect that such communication or disclosure is being made pursuant to, and in compliance with, this Section 5.03(g) and is not an Adverse Recommendation Change.
ARTICLE VI.
ADDITIONAL AGREEMENTS
Section 6.01. Preparation of Proxy Statement; Stockholders Meeting.
(a) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the acceptance for payment by Merger Sub of any shares of the Company Common Stock pursuant to the Offer (the “Acceptance Time”), prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required to be set forth in the Proxy Statement or reasonably requested by the Company for inclusion therein. Each of Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall make available to Parent copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC and shall provide Parent and their counsel a reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information prior to their being filed with, or sent to, the SEC. The Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.

(b) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the Acceptance Time, (i) duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval (the record date for which shall not be prior to the Acceptance Time, and once the Company has established the record date the Company shall consult with Parent prior to changing the record date or establishing a different record date for the Company Stockholders Meeting), and, (ii) through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and it shall include such recommendation in the Proxy Statement (except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger as permitted by Section 5.03(c)); provided, however, that, to the extent that, following the Acceptance Time, Parent, Merger Sub and their affiliates collectively own at least a majority of the outstanding shares of the Company Common Stock, at the Company’s election, in lieu of the Company Stockholders Meeting, Parent, Merger Sub and such affiliates shall adopt this Agreement by executing an action by written consent, signed by Parent, Merger Sub and any of their respective affiliates that own shares of the Company Common Stock, as the holders of a majority of the outstanding shares of the Company Common Stock, pursuant to Section 228 of the DGCL (the “Stockholder Consent”), in which case the Company shall, in accordance with and subject to the requirements of applicable Law, (x) as promptly as practicable thereafter, in consultation with Parent, duly set a record date for an action by written consent of the stockholders of the Company for the purpose of adopting this Agreement (which record date shall not be prior to the Acceptance Time) and (y) as promptly as practicable after the Company is legally permitted to do so under applicable Law, consummate the actions approved in the Stockholder Consent. For the avoidance of doubt, the provisions of Section 6.01(a) shall apply to any Proxy Statement to be prepared in connection with a Stockholder Consent. Notwithstanding the foregoing, if Parent, Merger Sub and any other affiliate of Parent collectively acquire at least 90% of the outstanding shares of the Company Common Stock, Parent promptly shall, and shall cause Merger Sub to, cause the Merger to become effective as soon as practicable after the Acceptance Time without a stockholders meeting or a written consent in accordance with Section 253 of the DGCL.
(c) Parent and Merger Sub shall (i) in the case of a Stockholders Meeting, cause all shares of the Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Parent, Merger Sub or any of their affiliates to be voted in favor of the adoption of this Agreement and (ii) in the case of an action by written consent, execute, or cause to be executed, the Stockholder Consent with respect to all of the shares of the Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Parent, Merger Sub or any of their affiliates.

(d) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.
Section 6.02. Access to Information; Confidentiality. Subject to applicable Law, and upon reasonable prior written notice, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to its Representatives reasonable access during normal business hours during the period prior to the Effective Time to all of their properties, offices and other facilities, officers, personnel and books, records, Contracts, Permits and other information and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent all financial, operating and other data, documents and information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that any such access shall not interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. None of the Company or any Company Subsidiary shall be required to (i) provide access to or to disclose information where such access or disclosure would reasonably be expected to result in the loss of the attorney-client privilege of the Company or the Company Subsidiaries (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that would not reasonably be expected to jeopardize the attorney-client privilege) or contravene any Law or binding agreement entered into prior to the date of this Agreement or (ii) provide access to or to disclose such portions of documents or information relating to pricing or other matters that are highly sensitive where such access or disclosure is reasonably expected to result in antitrust difficulties for the Company or any of its affiliates. All information exchanged pursuant to this Section 6.02 shall be subject to the non-disclosure agreement, dated as of February 11, 2011, between the Company and Parent (the “Confidentiality Agreement”).
Section 6.03. Reasonable Best Efforts; Notification.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) obtaining all necessary actions or non-actions, waivers, Consents, qualifications and approvals from Governmental Entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, order, authorization, waiver or exemption from any Governmental Entity (including under the HSR Act); (ii) obtaining all necessary consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) executing and delivering any additional documents or instruments necessary to consummate the Transactions and to carry out this Agreement. For the avoidance of doubt, the Company and its Representatives shall not be prohibited under this Section 6.03 from taking any action permitted by Section 5.03.

(b) Each of Parent and the Company has submitted an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions. Without limiting any party’s obligations under Section 6.03(a), each of the Company, Parent and Merger Sub shall use its reasonable best efforts to (i) make as soon practicable any other required submissions under the HSR Act that the Company or Parent determines should be made, in each case with respect to the Transactions, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Additionally, as soon as practicable following the date of this Agreement, the Company shall prepare and submit to the Defense Security Service of the United States Department of Defense (“DSS”) or other cognizant government security agency and, to the extent applicable, any other agency of the U.S. Government, notification of the transactions contemplated hereby pursuant to the NISPOM and any other applicable national or industrial security regulations, and fully cooperate with Parent and Merger Sub in requesting from DSS approval to operate the classified business of the Company upon consummation of the Transactions.
(c) The Company, Parent and Merger Sub shall cooperate with each other in connection with the making of all such filings, including furnishing to the others such information and assistance as a party may reasonably request in connection with its preparation of any filing or submission that is necessary or allowable under applicable competition or other Law or reasonably requested by any competition authorities. The Company, Parent and Merger Sub shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (including all information required to be included in the Company’s disclosure documents) in connection with the Transactions. To the extent permitted by applicable Law or any relevant Governmental Entity, and subject to all applicable privileges, including the attorney client privilege, each party hereto shall (i) give the other parties hereto prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions, (ii) keep the other parties hereto informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other parties hereto of any material communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the Merger or any of the other Transactions. To the extent permitted by applicable Law or any relevant Governmental Entity, and subject to all applicable privileges, including the attorney client privilege, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto, including reasonable access to any materials submitted in connection with any proceedings under or relating to the HSR Act or any other applicable Federal, state or foreign competition, merger control, antitrust or similar Law, including any proceeding under 16 C.F.R. § 803.20.

(d) Any party may, as it deems advisable, reasonably designate any competitively sensitive material provided to the other parties under this section as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of such materials. In addition, except as may be prohibited by any Governmental Entity or by any Law, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or telephone conference with representatives of any Governmental Entity relating to any such material request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or proceeding, except for those of a purely ministerial nature.
(e) Without limiting any other obligations of Parent and the Company hereunder, Parent and the Company shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the Transactions, and shall defend any action, suit, dispute, litigation, proceeding, hearing, arbitration or claim by or before any Governmental Entity or any arbitrator or arbitration panel, whether judicial or administrative, whether brought by private parties or Governmental Entities or officials, challenging this Agreement or the consummation of the Transactions. The required actions by Parent hereunder shall include acceptance by Parent of (i) any and all divestitures of the businesses or assets of it or its subsidiaries or its affiliates or of the Company or any of the Company Subsidiaries, (ii) any agreement to hold any assets of Parent or its subsidiaries or its affiliates or of the Company or any of the Company Subsidiaries separate, (iii) any agreement to license any portion of the business of Parent or its subsidiaries or its affiliates or of the Company or any of the Company Subsidiaries, and (iv) any limitation to or modification of any of the businesses, services or operations of Parent or its subsidiaries or its affiliates or of the Company or any of the Company Subsidiaries, in each case as may be required by any applicable Governmental Entity in order to obtain approval for the Transactions; provided that, notwithstanding anything herein to the contrary, the parties hereto agree and acknowledge that this Section 6.03 shall not require, or be construed to require, any party hereto or their respective affiliates to take or agree to take any action or agree or consent to any limitations or restrictions on freedom of action with respect to, or its ability to retain, or make changes in, any such businesses, assets, licenses, services or operations of Parent, the Company or the Surviving Corporation (or any of their respective affiliates) that individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (provided that, for such purposes, “Parent Material Adverse Effect” shall have the same meaning as Company Material Adverse Effect, disregarding clause (ii) thereof and substituting Parent and its subsidiaries, taken as a whole, after giving effect to the Merger for the Company and the Company Subsidiaries).

(f) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, to the extent permitted by applicable Law and any relevant Governmental Entity and subject to all privileges (including the attorney client privilege), promptly (and in any event within two (2) Business Days) notify the other party in writing of:
(i) the occurrence of any Event that is, or that would reasonably be expected to have, a Company Material Adverse Effect;
(ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions and a copy of such notice or communication;
(iii) any notice or other communication from any Governmental Entity in connection with the Transactions and a copy of such notice or communication;
(iv) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of the Company Subsidiaries or Parent or any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations and warranties contained herein, or that relate to the consummation of the Transactions;
(v) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any of the conditions to the Merger set forth in Article VII or conditions to the Offer set forth in Exhibit C not to be satisfied; and
(vi) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
(g) The filing fees assessed under the HSR Act shall be paid by Parent. If this Agreement is terminated pursuant to Section 8.01(b) at a time when the waiting period under the HSR Act shall not have expired or been terminated, then with respect to any actions taken by the Company pursuant to this Section 6.03 after the filing of the initial notification submitted pursuant to the HSR Act, Parent shall promptly reimburse the Company for all reasonable documented out-of-pocket fees and expenses incurred by the Company in connection with or relating to review of the Transactions pursuant to the HSR Act or any other antitrust laws (including the reasonable fees and expenses of all attorneys, consultants, economists and other experts retained by the Company and all reasonable duplicating, travel and related expenses).
(h) The parties hereto agree that this Section 6.03 shall not govern the obligations of the parties hereto with respect to obtaining the Equity Funding, which obligations are set forth in Section 6.06.

Section 6.04. Treatment of Equity Compensation.
(a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to (i) adjust the terms of all outstanding Company Employee Stock Options heretofore granted under any Company Stock Plan to provide that each unexercised Company Employee Stock Option (whether vested or unvested) outstanding immediately prior to the consummation of the Offer shall be canceled in exchange for a cash payment by the Company of an amount equal to (A) the excess, if any, of (x) the highest price per share of the Company Common Stock to be paid pursuant to the Offer over (y) the exercise price per share of the Company Common Stock subject to such Company Employee Stock Option, multiplied by (B) the number of shares of the Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised, subject to and reduced by the amount of any withholding that is required under applicable Tax Laws; (ii) adjust the terms of all outstanding Company Restricted Stock heretofore granted under any Company Stock Plan to provide that each share of Company Restricted Stock outstanding immediately prior to the consummation of the Offer shall be canceled in exchange for a cash payment by the Company of an amount equal to the highest price per share of the Company Common Stock to be paid pursuant to the Offer, subject to and reduced by the amount of any withholding that is required under applicable Tax Laws; and (iii) adjust the terms of all outstanding cash settled stock units so that each such unit outstanding immediately prior to the consummation of the Offer shall be canceled in exchange for a cash payment by the Company of an amount equal to the highest price per share of the Company Common Stock to be paid pursuant to the Offer, subject to and reduced by the amount of any withholding that is required under applicable Tax Laws.
(b) All amounts payable pursuant to this Section 6.04 shall be paid within five (5) Business Days after the consummation of the Merger and without interest.
(c) The Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to cause the Company Stock Plans to terminate as of the Effective Time, and the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Employee Stock Option or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.
(d) The Company shall take all actions as may be reasonably required to cause the transactions contemplated by this Section 6.04 and any other disposition of Company equity securities (including derivative securities) in connection with this Agreement by any person who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.
(e) In this Agreement:
“Company Employee Stock Option” means any option to purchase the Company Common Stock granted under any Company Stock Plan.
“Company Stock Plans” means the SFA, Inc. 2007 Stock Plan and the 2009 Performance Incentive Plan.

Section 6.05. Benefit Plans.
(a) Until the first (1st) anniversary of the Effective Time, Parent shall cause the Surviving Corporation to provide to employees of the Company and the Company Subsidiaries (the “Company Employees”) who remain employed by the Company and the Company Subsidiaries following the Effective Time: (i) base compensation and incentive opportunities (exclusive of any equity-based compensation) that are no less favorable in the aggregate than the base compensation and incentive opportunities provided to such employees by the Company immediately prior to the Effective Time and (ii) employee benefits that, taken as a whole, are no less favorable to such employees in the aggregate than those provided to such employees under the Company Benefit Plans. Such compensation and employee benefits may be provided through the Surviving Corporation’s continuation of one or more of the Company Benefit Plans, through the admission of the Company Employees to any one or more employee benefit policies, plans or programs maintained by Parent or its affiliates from time to time (each, a “Parent Plan”), or through a combination of the foregoing alternatives, as determined in Parent’s sole and absolute discretion.
(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of this Agreement), the employment, severance and termination agreements, and deferred compensation plans disclosed as Company Benefit Plans or Company Benefit Agreements in the Company Disclosure Letter, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), in accordance with their terms (including any terms relating to the amendment or termination thereof) as disclosed to Parent and subject to applicable Law.
(c) With respect to any Parent Plan that is an “employee benefit plan”, as defined in Section 3(3) of ERISA and including any vacation, paid time off and severance plans whether or not subject to ERISA, in which Company Employees participate after the Effective Time, for all purposes (other than for purposes of any defined benefit pension plan), including determining eligibility to participate, level of benefits, benefit accruals and vesting, each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any Company Subsidiary to the extent service with such predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of Parent’s subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or service credit under a newly established plan for which prior service is not taken into account for employees of Parent and its subsidiaries generally.
(d) Parent shall use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any Parent Plan that is an “employee welfare benefit plan “ (within the meaning of Section 3(1) of ERISA) in which the Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant comparable welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) If requested by Parent at least fifteen (15) days prior to the Effective Time, the Company shall terminate any and all Company Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, effective not later than the day immediately preceding the Effective Time. If Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed) not later than the day immediately preceding the Effective Time.
(f) Nothing expressed or implied in this Agreement, including this Section 6.05, is intended or shall be construed to (i) confer upon or give any person, other than the parties hereto, any right or remedy under or by reason of this Agreement or (ii) amend any Company Benefit Plan or Company Benefit Agreement.
Section 6.06. Financing.
(a) Parent hereby agrees to maintain the availability, in full, of all funds referred to in Section 4.09 until the later of (i) the completion of the Merger and the payment of all amounts in connection therewith (including pursuant to Section 6.04) and (ii) the valid termination of this Agreement in accordance with Article VIII.
(b) Parent shall, and shall cause its affiliates to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Equity Funding on the terms and conditions described in the Equity Provider Letter, including to: (i) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Equity Provider Letter, (ii) immediately trigger any call provisions under the Equity Provider Letter and (iii) cause the Equity Funding to be funded prior to the time contemplated hereunder for the Acceptance Time, including by seeking to enforce (including through litigation) its rights in connection therewith.
(c) Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Equity Provider Letter without the prior written consent of the Company if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Equity Funding or (ii) impose new or additional conditions or expand, modify or amend any existing condition in a manner that would reasonably be expected to (A) prevent or delay the ability of Parent to consummate the Transactions or otherwise delay the Acceptance Time or Parent’s receipt of the financing thereunder or (B) adversely impact the ability of Parent to enforce its rights against the Parent Equity Provider.

(d) In the event that any portion of the Equity Funding becomes unavailable on the terms and conditions contemplated in the Equity Provider Letter, Parent shall promptly notify the Company and shall use its reasonable best efforts to obtain any such unavailable portion from alternative sources in an amount sufficient to consummate the Transactions upon terms not materially less favorable to the parties hereto as promptly as practicable following the occurrence of such event, and in no event later than the Closing Date. Parent shall promptly provide the Company with the documentation evidencing such alternative sources of financing and shall give the Company prompt notice (but in any event within two (2) Business Days) of any material breach by any party to the Equity Provider Letter or any termination of the Equity Provider Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange for replacement financing, if necessary.
(e) For the avoidance of doubt, Parent and Merger Sub acknowledge that their obligations hereunder are not conditioned on the receipt of the Equity Funding or any other financing, and that if Parent fails to obtain the Equity Funding contemplated by the Equity Provider Letter, or any alternative financing, Parent and Merger Sub shall continue to be obligated to perform their obligations under this Agreement, including this Section 6.06, and to consummate the Offer, the Merger and the other Transactions on the terms contemplated hereby (subject only to satisfaction or waiver of the conditions set forth in Article VII and Exhibit C, as applicable) unless and until this Agreement is validly terminated in accordance with its terms. The parties hereby agree and acknowledge that, with respect to Parent’s obligations pursuant to this Section 6.06, time is of the essence. Notwithstanding anything to the contrary in this Agreement, (i) there shall be no cure period for any breach by Parent of this Section 6.06 and (ii) nothing in this Agreement shall preclude any party to this Agreement from asserting that any purported termination was not valid.
(f) Parent shall (i) furnish the Company with complete, correct and executed copies of the financing agreements promptly upon their execution, (ii) give the Company prompt notice of any material breach or material threatened breach by any party of the Equity Provider Letter, any alternative financing commitment, the financing agreements, or any alternative financing agreement of which Parent becomes aware or any termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Equity Funding (or any alternative financing); provided that neither Parent nor any of its affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege, but only if such privilege is asserted in good faith.
Section 6.07. Indemnification.
(a) Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in the Company Charter, the Company Bylaws, and the respective comparable organizational documents of the Company Subsidiaries, and any indemnification or other agreements of the Company (in each case, as in effect on the date of this Agreement and as made available to Parent prior to the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions (and until such later date as such claims and any proceedings arising therefrom shall be finally disposed of), and from and after the Effective Time Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b) Parent shall cause to be maintained the Company’s current directors’ and officers’ liability insurance and indemnification policies, in each case for a claims reporting or discovered period of not less than six (6) years from the Effective Time (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less favorable to the Indemnified Parties) with respect to events occurring at or prior to the Effective Time (the “D&O Insurance”) for all persons who are currently covered by such D&O Insurance, so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the date of this Agreement (such 300% amount, the “Maximum Premium”) (which aggregate premiums with respect to 2010 are hereby represented and warranted by the Company to be the amount set forth on Section 6.07(b) of the Company Disclosure Letter); provided that (i) if the annual premiums for such D&O Insurance exceed the Maximum Premium, Parent shall maintain the most favorable policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium and (ii) Parent may satisfy their obligations under this Section 6.07(b) by causing the Company to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.07(b). Notwithstanding the foregoing, if the Company in its sole discretion elects, by giving written notice to Parent at least two (2) Business Days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage to have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects to be comparable to such existing coverage).
(c) From and after the Effective Time, to the fullest extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and the Company Subsidiaries (each an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request, which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer or director of the Company or any Company Subsidiary, including in respect of this Agreement, the Merger and the other Transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 6.07(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a material breach of this Agreement or (ii) criminal conduct. Any Indemnified Party to whom expenses are advanced shall, to the extent required by Law, provide an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Notwithstanding anything to the contrary contained herein, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought under this Section 6.07(c) unless such settlement, compromise, consent or termination includes an unconditional release of such person from all liability arising out of such claim, action, suit, proceeding or investigation.

(d) This Section 6.07 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.
(e) In the event that, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or if Parent dissolves or dissolves the Surviving Corporation then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as applicable, to assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 6.07.
(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.07.
Section 6.08. Fees and Expenses.
(a) Except as expressly provided below and in Section 6.03(g), all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
(b) The Company shall pay to Parent a Termination Fee if: (i) the Company terminates this Agreement pursuant to Section 8.01(f); (ii) if Parent terminates this Agreement pursuant to Section 8.01(d); or (iii) (A) prior to the valid termination of this Agreement, a Company Takeover Proposal is publicly proposed or announced or otherwise becomes publicly known, or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Company Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) and (C) within nine (9) months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal (whether made before or after valid termination of this Agreement) (solely for purposes of this Section 6.08(b)(iii)(C), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.03(b) except that all references to twenty percent (20%) shall be deemed references to fifty percent (50%)). Any fee due under this Section 6.08(b) shall be paid by wire transfer of same-day funds to an account designated by Parent as follows: in the case of clause (i) above, prior to or simultaneously with the valid termination of this Agreement; in the case of clause (ii) above, within five (5) Business Days after the date of termination; and in the case of clause (iii) above, prior to or simultaneously with the consummation of such Company Takeover Proposal.

(c) For purposes of this Agreement, “Termination Fee” means an amount equal to $3,533,000 (inclusive of Parent and Merger Sub expenses) if the Termination Fee becomes payable in connection with a transaction or Alternative Acquisition Agreement executed during the Go Shop Period or with a Qualified Go Shop Bidder after the Go Shop Period pursuant to a termination by the Company pursuant to Section 8.01(f) and shall mean an amount equal to $7,067,000 (inclusive of Parent and Merger Sub expenses) in all other circumstances.
(d) Notwithstanding anything in this Agreement to the contrary, in the event that the fee set forth in Section 6.08(b) is paid in accordance therewith, payment thereof shall be the sole and exclusive remedy of Parent, Merger Sub and their respective subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against the Company and any of its directors, officers, employees, Representatives or affiliates with respect to (i) any loss or damage suffered, directly or indirectly, as a result of the failure of any Transaction, including the purchase of shares of the Company Common Stock pursuant to the Offer and the Merger, to be consummated, (ii) the valid termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee due under Section 6.08(b) on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times or upon the occurrence of different events.
(e) The Company acknowledges that the agreements contained in this Section 6.08 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 6.08 and, in order to obtain such payment, Parent commences a suit that results in a final judgment against the Company for the amounts set forth in this Section 6.08, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 6.08 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
Section 6.09. Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed upon by the parties hereto. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 6.10. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Corporation; and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.
Section 6.11. Directors.
(a) Promptly upon the Acceptance Time, Parent or Merger Sub shall be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate, from time to time, such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to at least such number of directors, rounded up to the nearest whole number, that is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of the Company Common Stock so accepted for payment and paid for by Merger Sub plus the number of shares of the Company Common Stock otherwise owned by Parent or Merger Sub or any subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, take all action reasonably requested by Parent to cause Merger Sub’s designees to be so elected or appointed; provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three (3) directors who are directors on the date of this Agreement and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, further, that, in such event, if the number of Independent Directors shall be reduced below three (3) for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one (1) remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three (3) persons to fill such vacancies who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Company’s obligations under this Section 6.11 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub’s designees). In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, either increase the size of the Company Board or use reasonable efforts to obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above. At such time, the Company shall, if requested by Parent, take all action necessary to cause individuals designated by Parent to constitute the number of members, rounded up to the nearest whole number, on (A) each committee of the Company Board and (B) each board of directors of each Company Subsidiary (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board in each case to the extent permitted by applicable Law or the rules of the Nasdaq. Notwithstanding anything herein to the contrary, this Section 6.11 shall be subject in its entirety to obtaining any and all required approvals under the Security Control Agreement, dated as of September 16, 2010, between Global Strategies Group Holding SA, Kende Holding kft, Contego Systems, Inc., the Company and the United States Department of Defense.

(b) Notwithstanding anything in this Agreement to the contrary, if Parent’s or Merger Sub’s designees constitute a majority of the Company Board prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors shall (in addition to the approval rights of the Company Board or the stockholders of the Company as may be required by the governing documents of the Company or applicable Law) be required for the Company (i) to amend or terminate this Agreement, (ii) to extend the time of performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, or to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect the holders of shares of the Company Common Stock (other than Parent or Merger Sub), (iii) except as expressly provided herein, to amend any governing document of the Company in a manner that would reasonably be expected adversely to affect the holders of shares of the Company Common Stock (other than Parent or Merger Sub), or (iv) to take any other action or make any other determination of the Company Board under or in connection with this Agreement or the Transactions if such action would reasonably be expected adversely to affect the holders of shares of the Company Common Stock (other than Parent or Merger Sub). The Independent Directors shall have, and Parent shall cause the Independent Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) and other advisors at the expense of the Company as determined by the Independent Directors, and the authority (acting as a committee of the Company Board, which hereby shall be deemed to be constituted) to institute any action on behalf of the Company to enforce performance of this Agreement.
Section 6.12. Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the Company Board and its compensation committee) will take all such steps as may be required to cause to be exempt under Rule 14d-10(d), as amended, promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been entered into on or after the date hereof by the Company or any of its controlled affiliates with current directors, officers or employees of the Company and its controlled affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such rule.
Section 6.13. Merger Sub Compliance. Parent shall cause Merger Sub to comply promptly with all of Merger Sub’s obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
Section 6.14. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors arising after the date of this Agreement as a result of the Transactions, and with respect to any settlement in connection therewith other than a settlement solely for monetary damages and entirely paid for with proceeds of insurance, no such settlement shall occur without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed. It is understood and agreed that this Section 6.14 shall not give Parent the right to direct any such defense.

ARTICLE VII.
CONDITIONS PRECEDENT
Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a) Stockholder Approval. If required by Law, the Company shall have obtained the Company Stockholder Approval.
(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
(c) No Injunctions or Restraints. No Judgment issued by any Governmental Entity or other Law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, each of the parties hereto shall have complied with Section 6.03.
(d) Purchase of the Company Common Stock in the Offer. Merger Sub shall have previously accepted for payment all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer.
(e) Company Certification. A statement of the Company, complying with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company Common Stock does not constitute a “United States real property interest” under Section 897(c) of the Code.
ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER
Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval, upon written notice (other than in the case of Section 8.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 8.01 pursuant to which such termination is effected:
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company:
(i) if the Acceptance Time shall not have occurred on or before May 31, 2011 (the “Outside Date”), unless the failure to consummate the Merger is the result of a breach of or noncompliance with this Agreement by the party seeking to terminate this Agreement (which, in the case of Parent, includes any breach by Merger Sub); or
(ii) if there shall be in effect any Law or Judgment permanently enjoining, restraining or prohibiting the consummation of the Offer or the Merger that shall have become final and nonappealable;

(c) by Parent, if there has been a failure of a condition set forth in clause (c) or (d) of Exhibit C and (ii) such breach or failure is incapable of being cured by the Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, has not been cured prior to the earlier of (x) twenty-five (25) days after the delivery of written notice to the Company of such breach and (y) the Outside Date (provided that neither Parent nor Merger Sub is then in material breach of any representation or warranty or has failed to perform in any material respect any covenant contained in this Agreement); provided, however, that this Agreement may not be terminated pursuant to this clause (c) after the Acceptance Time;
(d) by Parent prior to the acceptance of shares of the Company Common Stock pursuant to the Offer if (i) (A) an Adverse Recommendation Change has occurred at any time or (B) on or after the No Shop Period Start Date, a Superior Proposal Notice has been delivered (other than any such notice delivered with respect to a Superior Company Proposal that is made by a person that is deemed to be a Qualified Go Shop Bidder pursuant to the terms hereof at the time such Superior Company Proposal is made) or (ii) (A) a Company Takeover Proposal is publicly proposed or announced or otherwise becomes publicly known and (B) the Company Board shall fail to confirm the recommendation by the Company Board of this Agreement, the Offer, the Merger or the other Transactions within five (5) Business Days of a request from Parent to do so (which request may only be made once with respect to any such Company Takeover Proposal and each amendment thereto);
(e) by the Company, if (i) either (A) any of Parent’s or Merger Sub’s representations and warranties set forth in this Agreement shall not be true and correct (without giving effect to any limitation as to “materiality” or any derivative thereof or “Parent Material Adverse Effect” set forth therein) as of the date of this Agreement or as of the Acceptance Time as if made at and as of such date (except to the extent that any such representations and warranties speak as of a specified date, in which case only as of such specified date) and the failure or failures of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or any derivative thereof or “Parent Material Adverse Effect” set forth therein) has had or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or (B) Parent or Merger Sub shall have failed to perform in all material respects its agreements and covenants to be performed or complied with by it under this Agreement and (ii) such breach or failure to perform is incapable of being cured by Parent or Merger Sub by the Outside Date or, if capable of being cured by Parent or Merger Sub by the Outside Date, has not been cured prior to the earlier of (x) twenty-five (25) days after the delivery of written notice to Parent or Merger Sub of such breach and (y) the Outside Date (provided that the Company is not then in material breach of any representation or warranty or failed to perform in any material respect any covenant contained in this Agreement); provided, however, that this Agreement may not be terminated pursuant to this clause (e) after the Acceptance Time; or
(f) by the Company prior to the acceptance of shares of the Company Common Stock for payment pursuant to the Offer in accordance with Section 5.03; provided, however, that the Company shall have complied in all material respects with all provisions thereof, including the notice provisions therein.

Section 8.02. Effect of Termination. In the event of valid termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the last sentence of Section 6.02, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination. The valid termination of this Agreement shall not relieve or release any party hereto from any liability arising out of its intentional and knowing breach of this Agreement or any fraud.
Section 8.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (b) no amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
Section 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
Section 8.05. Procedure for Termination, Amendment, Extension or Waiver. A valid termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that after the election or appointment of Merger Sub’s designees to the Company Board pursuant to Section 6.11 and prior to the Effective Time, the approval of a majority of the Independent Directors shall be required for the Company to (i) amend or terminate this Agreement, (ii) exercise or waive any right of the Company under this Agreement or (iii) extend the time for performance of any obligation of Parent or Merger Sub under this Agreement.

ARTICLE IX.
GENERAL PROVISIONS
Section 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.
Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) upon personal delivery, (ii) one (1) Business Day after being sent via a nationally recognized overnight courier service, (iii) three (3) Business Days after being sent, postage prepaid, by registered or certified mail or (iv) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:
(a)	if to Parent or Merger Sub, to
c/o Ares Corporate Opportunities Fund III, L.P.
2000 Avenue of the Stars
12th Floor
Los Angeles, CA 90067
Facsimile: (310) 201-4170
Attention: Matthew Cwiertnia, Senior Partner
Daniel Lukas, Partner
Michael Weiner, General Counsel and Chief Legal Officer
with a copy (which shall not constitute notice) to:
Proskauer Rose LLP
2049 Century Park East, 32nd Floor
Los Angeles, CA 90067
Facsimile: (310) 557-2193
Attention: Michael A. Woronoff, Esq.
(b)	if to the Company, to
1501 Farm Credit Drive
Suite 2300
McLean, VA 22102
Facsimile No.: (703) 883-4037
Attention: John Hillen, Chief Executive Officer
with copies (which shall not constitute notice) to:
Morrison & Foerster LLP
1650 Tysons Boulevard
Suite 400
McLean, Virginia 22102
Facsimile: (703) 760-7777
Attention: Lawrence T. Yanowitch, Esq.
Lawrence R. Bard, Esq.
and:
Pillsbury Winthrop Shaw Pittman LLP
2300 N. Street, NW
Washington, DC 20037
Facsimile: (202) 663-8007
Attention: Jeffrey Grill, Esq.

Section 9.03. Definitions. For purposes of this Agreement:
An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.
“Company Material Adverse Effect” means any change, development, condition, event, effect or occurrence (each, an “Event”) that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially delays the ability of the Company to consummate the Offer or the Merger; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: any Event (A) generally affecting (1) the geographic regions or industry in which the Company primarily operates (including changes in the use, adoption or non-adoption of industry standards) to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates or (2) the economy, or financial, credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates or (B) to the extent (but only to the extent) arising or resulting from any of the following: (1) changes in applicable Law or applicable accounting regulations or principles or interpretations thereof, (2) any Events directly or indirectly attributable to the announcement or pendency of this Agreement or the anticipated consummation of the Offer, the Merger and the other Transactions (including the identity of Parent as the acquiror of the Company, or any action taken, delayed or omitted to be taken by the Company at the request or with the prior consent of Parent or Merger Sub), including the impact thereof on relationships, contractual or otherwise, with employees, customers, subcontractors or partners, (3) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or similar calamity or crisis to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, (4) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornados or other natural disasters, (5) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections (whether such projections or predictions were made by the Company or independent third parties) or internal projections (provided that any Event giving rise to such decline, change or failure (other than an Event in the foregoing clause (A) or (B)(1), (B)(2), (B)(3) or (B)(4) or in the following clause (B)(6), (B)(7) or (B)(8)) may be taken into account in determining whether there has been a Company Material Adverse Effect), (6) any proceeding by any of the Company’s stockholders arising out of, concerning or related to this Agreement or any of the Transactions (other than any such proceeding initiated against the Company by the Key Stockholder), (7) the failure of the federal government to adopt a budget for the 2011 fiscal year, the extension of any effective continuing resolution under which the federal government is operating or the shut down of the federal government upon expiration of any continuing resolution or (8) any Event that has been cured prior to the then scheduled expiration time of the Offer (provided that the Company Material Adverse Effect, if any, resulting from such Event has also been cured prior to the then scheduled expiration time of the Offer).
“knowledge” means, with respect to any matter in question, (a) as to the Company, the actual knowledge of the persons listed on Section 9.03 of the Company Disclosure Letter, and (b) as to Parent, the actual knowledge of the persons listed on Section 9.03 of the Parent Disclosure Letter.
A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
Section 9.04. Interpretation; Exhibits and Disclosure Letters. The headings contained in this Agreement or in any Exhibit hereto or the Company Disclosure Letter and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or the Company Disclosure Letter, but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any matter disclosed pursuant to any Section of the Company Disclosure Letter whose relevance or applicability to any representation or warranty made elsewhere in this Agreement is reasonably apparent on its face shall be deemed to be disclosed with respect to such Sections of such Company Disclosure Letter, notwithstanding the omission of a reference or cross reference thereto. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document filed on or after the date hereof and exclude any disclosures set forth in any risk factor section, sections relating to forward looking statements and any other disclosures included in such Filed Company SEC Documents that constitute predictive, cautionary or forward-looking statements.
Section 9.05. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.
Section 9.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 9.07. Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Exhibits hereto, the Company Disclosure Letter, and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, whether written or oral, among the parties hereto with respect to the transactions contemplated hereby and (b) except for Section 6.07, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, whether as third-party beneficiaries or otherwise.
Section 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
Section 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.10. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties hereto by a person duly authorized by such party to do so.
Section 9.11. Enforcement; Arbitration.
(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
(b) The parties hereto agree that any and all disputes arising under or related in any way to this Agreement or the Transactions shall be resolved solely in arbitration before the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) as set forth below. Accordingly, and for the sake of clarity, the parties hereto agree that they are waiving and relinquishing the right to bring any dispute arising under or related in any way to this Agreement or the Transactions before a court of any state or the United States; that they are waiving any right to have such dispute decided by a jury; and that they are also waiving any right to argue that the forum for the arbitration is an inconvenient one. The parties intend that this Section 9.11 be interpreted as broadly as possible, and in favor of prompt and binding arbitration.
(c) The parties hereto agree that any dispute or controversy arising out of or in connection with this Agreement or the Transactions (a “Dispute”) shall be arbitrated in the Delaware Court of Chancery pursuant to 10 Del. C. § 349 and the Rules of the Delaware Court of Chancery promulgated thereunder (the “Chancery Rules”). The parties hereto agree to take all steps necessary or advisable, including execution of documents to be filed with the Delaware Court of Chancery, in order properly to submit such Dispute for Arbitration (as defined in the Chancery Rules) in accordance with this Section 9.11, and each such party agrees that it shall raise no objection to the submission of such Dispute to Arbitration in accordance with this Section 9.11 and further irrevocably waives, to the fullest extent permitted by Law, any objection that it may have or hereafter have to the submission of such Dispute for Arbitration or any right to lay claim to jurisdiction in any venue.
(d) The Arbitration shall be conducted in accordance with the Chancery Rules; provided that the parties hereto may agree to amend, modify or alter such rules, and/or adopt new rules, in each case with the consent of the Arbitrator. Any such amendments, modifications or alterations shall be in writing and signed by an authorized representative of each such party. The Arbitration shall take place in Delaware or such other location as the parties and the Arbitrator may agree.
(e) The Arbitration shall be presided over by one arbitrator (the “Arbitrator”) who shall be a chancellor or vice-chancellor of the Delaware Court of Chancery appointed as an arbitrator by the Delaware Court of Chancery.

(f) Any issue concerning the extent to which any Dispute is subject to Arbitration shall be decided by the Arbitrator.
(g) The arbitral award (the “Award”) shall (i) be written or oral, (ii) state the reasons for the award, and (iii) be the sole and exclusive binding remedy with respect to the Dispute between and among the parties. The parties hereto acknowledge that time is of the essence and the parties hereto agree that they shall not seek to vary the timing provisions of the Chancery Rules. Judgment on the Award may be entered in any court having jurisdiction thereof. All Awards of the Arbitrator shall be final, nonappealable and binding on the parties. The parties hereto waive any right to refer any question of law and right of appeal on the law and/or merits to any court, including any appeal contemplated by 10 Del. C. § 349(b). The Award shall be deemed an award of the United States, the relationship between the parties shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this Section 9.11 shall be deemed commercial.
(h) The Arbitrator shall have the authority to grant any equitable or legal remedies that would be available in any judicial proceeding intended to resolve a Dispute, including entering injunctive or other equitable relief pending the final decision of the Arbitrator or the rendering of the Award. Notwithstanding the foregoing, the parties hereto agree that any petition for arbitration submitted pursuant to this Section 9.11 shall seek specific performance of the Transactions, and may also seek monetary damages but only in the event that a grant of an award of specific performance of the consummation of the Offer, the Merger and other Transactions is not awarded.
(i) The parties hereto agree that the Arbitration, and all matters relating thereto or arising thereunder, including the existence of the Dispute, the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any decision of the Arbitrator or Award), shall be kept strictly confidential, and each party hereto hereby agrees that such information shall not be disclosed beyond (i) the Arbitrator or such other persons as are contemplated by 10 Del. C. § 349(b), (ii) such party’s legal counsel, for any purpose related to the Dispute, (iii) the other party to the Dispute, (iv) the other party’s legal counsel, for any purpose related to the Dispute, (v) any person necessary to the conduct of the Arbitration, and (vi) solely in connection with a party’s enforcement of an Award in a court having jurisdiction thereof in accordance with Section 9.11(f), such court; provided, however, that each party hereto agrees that, prior to disclosing any information to any party listed in subclauses (ii), (iv) or (v) above, such party shall use its best efforts to cause the recipient of such information to agree to maintain the confidentiality of such agreement in a manner consistent with the terms hereof.
(j) Each party hereto shall bear its own legal fees and costs in connection with the Arbitration; provided, however, that each such party shall pay one-half of any filing fees, fees and expenses of the Arbitrator or other similar costs incurred by the parties in connection with the prosecution of the Arbitration.

(k) The parties hereto acknowledge that the Arbitrator may impose rules different from, or in addition to, those set forth in this Section 9.11, and nothing in this Section 9.11 shall be construed to limit or restrict the Arbitrator from adopting any such rules. Notwithstanding the foregoing, each party hereto shall use its best efforts to cause the Arbitration to be conducted in accordance with the procedures set forth in the foregoing provisions of this Section 9.11, and hereby further waives the right to object to the conduct of the Arbitration in accordance therewith.
(l) Notwithstanding the other provisions of this Section 9.11, each party hereto shall be entitled to seek interim or provisional relief in the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any Federal court located in the State of Delaware to (i) protect the rights or property of such party, (ii) maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved, or (ii) prevent breaches of this Agreement. By doing so, such party does not waive any right or remedy under this Agreement. Each party hereto (i) irrevocably submits itself to the personal jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware in any proceeding seeking such relief, and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement as of the date first written above.

SENTINEL ACQUISITION HOLDINGS INC.

by:	/s/ Matt Cwiertnia

Name: Matt Cwiertnia
Title: President

SENTINEL ACQUISITION CORPORATION

by:	/s/ Matt Cwiertnia

Name: Matt Cwiertnia
Title: President

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.

by:	/s/ John Hillen

Name: John Hillen
Title: President & Chief Executive Officer

EXHIBIT C
Conditions of the Offer
Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of the Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of the Company Common Stock tendered pursuant to the Offer, and, to the extent permitted by this Agreement, may amend or terminate the Offer, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of the Company Common Stock that, together with shares of the Company Common Stock already owned by Parent and Merger Sub, would represent at least a majority of the Fully Diluted Shares (the “Minimum Tender Condition”), and (ii) any waiting period under the HSR Act shall have expired or been terminated. The term “Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option). Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for if, at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following conditions exists and is continuing at the Expiration Time:
(a) there shall have been any Law or Judgment enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger, by any Governmental Entity (a “Government Action”) that makes illegal or otherwise prohibits, enjoins or restrains consummation of the Offer or the Merger (provided that Parent and Merger Sub have used reasonable best efforts to oppose any such Government Action);
(b) there shall be instituted or pending any suit, action or proceeding by any Governmental Entity seeking any of the consequences referred to in paragraph (a) above;
(c) (1) any of the representations of the Company set forth in Sections 3.01, 3.03, 3.04 and 3.20 (subject, in the case of Section 3.03, to de minimis exceptions of not more than 1% of the outstanding shares of Company Common Stock as of the Measurement Date) shall not be true and correct as of the date of the Agreement or as of the Acceptance Time as if made at and as of such date (except to the extent that any such representations and warranties speak as of a specified date, in which case only as of such specified date) and (2) any of the representations of the Company set forth in this Agreement (other than those listed in the previous clause (1)) shall not be true and correct (without giving effect to any limitation as to “materiality” or any derivative thereof or “Company Material Adverse Effect” set forth therein) as of the date of the Agreement or as of the Acceptance Time as if made at and as of such date (except to the extent that any such representations and warranties speak as of a specified date, in which case only as of such specified date) and the failure or failures of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or any derivative thereof or “Company Material Adverse Effect” set forth therein) has had or would reasonably be expected to have a Company Material Adverse Effect;

(d) the Company shall have failed to perform in all material respects its agreements and covenants to be performed or complied with by it under this Agreement and shall not have cured such breach, failure to perform or noncompliance;
(e) this Agreement shall have been terminated in accordance with its terms; or
(f) there shall have occurred any Event that, individually or in the aggregate with other Events, has had or would reasonably be expected to have a Company Material Adverse Effect.
The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.
The foregoing conditions are for the benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.